Exhibit 3.1

NORCRAFT HOLDINGS, L.P.

Second Amended and Restated

Agreement of Limited Partnership

Dated as of October 4, 2006

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5.5.	Property Distributions and Installment Sales	17

5.6.	Return of Distributions of Capital	17

ARTICLE VI PRE-EMPTIVE AND PARTICIPATION RIGHTS		17

6.1.	Pre-Emptive and Participation Rights	17

6.2.	Participation Notice	18

6.3.	Election to Participate	18

6.4.	Expiration of Commitment	19

6.5.	Cooperation	19

6.6.	Closing	19

6.7.	Retroactive Compliance	19

6.8.	Exceptions	20

ARTICLE VII TRANSFER RIGHTS		20

7.1.	Transfers by Management Limited Partners	20

7.2.	Transfers by Buller Limited Partners	20

7.3.	Transfers by SKM Limited Partners and TCP Limited Partners	20

7.4.	Conditions to Transfer	21

7.5.	Effect of Prohibited Transfers	21

7.6.	Withdrawal of Limited Partner; No Dissolution	21

7.7.	Restrictions on Voting Agreements	21

ARTICLE VIII RIGHT OF FIRST OFFER		22

8.1.	Right of First Offer	22

8.2.	Election to Participate	22

8.3.	Closing	22

ARTICLE IX TAG ALONG AND DRAG ALONG RIGHTS		23

9.1.	Tag Along	23

9.2.	Drag Along	24

9.3.	Miscellaneous Provisions Relating to Sales under Sections 9.1and 9.2	25

ARTICLE X CALL AND PUT RIGHTS		28

10.1.	Call Option on Management Limited Partner Units	28

10.2.	Call Option on Buller Limited Partner Units	28

10.3.	Payment of Purchase Price	28

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10.4.	Limited Partners Call Option	28

10.5.	Put Request	29

10.6.	Restrictions	29

ARTICLE XI PROPOSED SALE OF THE PARTNERSHIP		29

11.1.	Notification	29

11.2.	Consideration of Prospective Buyers	29

11.3.	Right of First Offer	29

11.4.	Expiration	30

ARTICLE XII BOOKS, RECORDS AND ACCOUNTING; INSPECTION		30

12.1.	Financial Statements	30

12.2.	Confidentiality and Non-Disclosure	31

12.3.	Inspection; Access	32

ARTICLE XIII REGISTRATION RIGHTS		33

13.1.	Demand Registrations	33

13.2.	Piggyback Rights	33

13.3.	Selection of Underwriter	34

13.4.	Allocation of Shares	34

13.5.	Registration and Offering Procedures	34

13.6.	Amended Prospectus	35

13.7.	Allocation of Expenses	35

13.8.	Indemnification, Etc.	36

13.9.	Information by Holder	38

13.10.	“Lock-Up” Agreement	38

ARTICLE XIV RIGHT TO CONVERT TO CORPORATE FORM		38

14.1.	General Partner’s Right to Convert	38

14.2.	Effect of Conversion	39

14.3.	Investment Decision	39

ARTICLE XV AMENDMENTS TO AGREEMENT		39

15.1.	Amendments	39

ARTICLE XVI DISSOLUTION OF COMPANY		40

16.1.	Termination of Limited Partnership	40

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16.2.	Events of Dissolution or Liquidation	40

16.3.	Liquidation	40

16.4.	No Further Claim	41

ARTICLE XVII CAPITAL ACCOUNTS; ALLOCATIONS		41

17.1.	Capital Accounts	41

17.2.	Revaluations of Assets and Capital Account Adjustments	41

17.3.	Additional Capital Account Adjustment	41

17.4.	Additional Capital Account Provisions	42

17.5.	Net Profit or Net Loss.	42

17.6.	Regulatory Allocations	44

17.7.	Tax Allocations: Code Section 704(c) and Unrealized Appreciation or Depreciation	44

17.8.	Changes in Limited Partners Interest	44

17.9.	Credits	44

17.10.	Tax Matters Partner	45

17.11.	Tax Returns	46

ARTICLE XVIII REPRESENTATIONS AND COVENANTS BY THE PARTNERS		46

18.1.	Investment Intent	46

18.2.	Securities Regulation	46

18.3.	Knowledge and Experience	46

18.4.	Economic Risk	46

18.5.	Binding Agreement	46

18.6.	Tax Position	47

18.7.	Information	47

18.8.	No Pledges, Proxies, etc.	47

18.9.	Business of Blockers	47

ARTICLE XIX PARTNERSHIP REPRESENTATIONS		47

19.1.	Organization, etc.	47

19.2.	Interests	47

ARTICLE XX INDEMNIFICATION		48

20.1.	General	48

20.2.	Exculpation	48

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20.3.	Amendment	48

20.4.	Survival	48

ARTICLE XXI GOVERNING LAW, ETC.		48

21.1.	Governing Law	48

21.2.	Consent to Jurisdiction	48

21.3.	WAIVER OF JURY TRIAL	49

21.4.	Exercise of Rights and Remedies	49

ARTICLE XXII MISCELLANEOUS		49

22.1.	Reimbursement for Transaction Expenses	49

22.2.	Further Assurances	50

22.3.	General	50

22.4.	Notices, etc.	50

22.5.	Gender and Number	50

22.6.	Severability	51

22.7.	Headings	51

22.8.	No Third Party Rights	51

22.9.	Counterparts	51

22.10.	Registered Office/Agent	51

22.11.	Authorized Person	51

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NORCRAFT HOLDINGS, L.P.

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

THIS SECOND AMENDED AND RESTATED AGREEMENT (the “Agreement”) of limited partnership of Norcraft Holdings, L.P., (the “Partnership”), dated as of October 4, 2006, is among Norcraft GP, L.L.C., a Delaware limited liability company, as the general partner (the “General Partner”) and each of the Persons (as hereinafter defined) from time to time party hereto as Limited Partners (as hereinafter defined) (together with the General Partner, the “Partners”).

WHEREAS, the Partnership was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act by the filing of a Certificate of Formation of a limited liability company with the Secretary of State of the State of Delaware on August 21, 2003.

WHEREAS, the Partnership was converted into a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act by the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware on October 10, 2003, and certain partners entered into an limited partnership agreement (the “Original Agreement”) and filed a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on October 10, 2003.

WHEREAS, the Original Agreement was amended and restated on October 21, 2003 and then further amended by the First Amendment (the Original Agreement as so amended, the “Existing Agreement”).

WHEREAS, the undersigned Partners, consisting of the General Partner, the SKM Limited Partners, the TCP Limited Partners, the Buller Limited Partners and the Management Limited Partners that hold a majority of the outstanding Class B Units and Class D Units, now desire to execute this Agreement to amend and restate the respective rights and obligations of the Partners to one another and to the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Agreement	Preamble
Blocker Stock	Section 7.2.
Buller Offer	Section 11.2.
Call Notice	Section 10.1.

Terms	Definition
Capital Account	Section 17.1.
Capital Partner	Section 6.2.
Class A Consideration	Section 9.3.5.
Class A Units	Section 3.1.1.
Class B Units	Section 3.1.2.
Class C Units	Section 3.1.3.
Class D Units	Section 3.1.4.
Conversion Price	Section 3.1.4.
Drag Along Notice	Section 9.3.1.
Drag Along Percentage	Section 9.3.
Drag Along Sellers	Section 9.3.2.
Existing Agreement	Recitals
General Partner	Preamble
Indemnified Party	Section 13.6.3.
Indemnifying Party	Section 13.6.3.
Net Loss	Section 17.5.1.
Net Profit	Section 17.5.1.
Notice of Purchase	Section 8.2.
Notice of Sale	Section 8.1.
Offer Notice	Section 11.1.
Offered Units	Section 8.1.
Original Agreement	Recitals
Partners	Preamble
Participating Buyer	Section 6.3.
Participating Seller	Section 9.1.2.
Participation Commitment	Section 6.3.
Participation Notice	Section 6.2.
Participation Portion	Section 6.2.1.
Partnership	Preamble
Pre-Emptive Issuance	Section 6.1.
Pre-Emptive Transferee	Section 6.2.1.
Prospective Buyer	Section 9.1.
Regulatory Allocations	Section 17.6.
Sale	Section 8.1.
Secretary	Section 17.10.3.
Securities	Section 6.1.
Selling Limited Partner	Section 8.1.
Series A-1 Units	Section 3.1.1.
Series A-2 Units	Section 3.1.1.
Tag-Along Election	Section 8.1.2.
Tag Along Notice	Section 8.1.1.
Tag Along Percentage	Section 8.1.1.
Tag Along Sellers	Section 8.1.2.
Tax Distribution	Section 5.1.
Tax Matters Partner	Section 17.10.

1.2. Certain Definitions. The following terms, as used herein, have the following meanings:

“Accredited Investor” has the meaning assigned to such term under Regulation D.

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.) as amended and in effect from time to time.

“Affiliate” shall mean, with respect to any specified Person, (i) any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise); provided, however that the Partnership shall be deemed not be an Affiliate of any Limited Partner, (ii) any Person who is a general partner, member, managing director, manager, or principal of such Person and (iii) any Member of the Immediate Family of such Person or any Person referred to in clauses (i) and (ii) above.

“Asset Value” of any tangible or intangible property of the Partnership (including, without limitation, goodwill) shall mean its adjusted basis for federal income tax purposes unless:

(a) the property was accepted by the Partnership as a contribution to capital at a value different then its adjusted basis, in which event the initial Asset Value for such property shall mean the gross fair market value of the property agreed to by the Partnership and the contributing Limited Partner; or

(b) the property of the Partnership is revalued in accordance with Section 17.2, as a result of the issuance of additional Interests or the redemption of all or part of the Interest of a Limited Partner in which event the Asset Value of the property of the Partnership on the date of the revaluation shall mean its gross fair market value as of such date as determined under Section 17.2.

With respect to clauses (a) and (b) above, references to the “then prevailing Asset Value” of any property as of any date shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.

“Buller Limited Partners” shall mean Buller LLC, and each Person to whom the Interests originally held by such Person is validly Transferred in accordance with this Agreement.

“Buller LLC” shall mean Buller Norcraft Holdings, L.L.C., a Delaware limited liability company.

“Capital Units” shall mean Class A Units and Class B Units.

“Cause” shall mean (a) the commission of a felony or any other crime involving dishonesty or moral turpitude, (b) the willful or persistent failure to follow the direction of the

General Partner, management to whom such Person reports or the Partnership, or (c) the material breach by such Person or his Affiliates of his employment agreement, if any, with the Partnership or its Subsidiaries, this Agreement or the limited liability company agreement of the General Partner, if party thereto; provided, that in the circumstances described in clauses (b) and (c) such Person shall have thirty (30) days to cure the default after notice by the Partnership.

“Certificate” shall mean the Certificate of Limited Partnership of the Partnership and any and all amendments thereto and restatements thereof filed pursuant to the Act.

“Change of Control” shall mean any sale or other disposition of all or substantially all of the assets of the Partnership (including without limitation by way of a merger or consolidation or through the sale of all or substantially all of the equity interests of the Partnership or its Subsidiaries (including shares of Blocker Stock) or sale of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole) to another Person (the “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the SKM Limited Partners, TCP Limited Partners and their respective Affiliates will have the power to elect a majority of the board of directors (or other similar governing body) of the Change of Control Transferee.

“Class” when used with reference to a Unit, shall mean the class of Units of which such Unit is a part as set forth in Section 3.3.

“Class A Unit Catchup Amount” shall mean an amount equal to $0.2712 per Class A Unit.

“Closing” shall mean the consummation of the transactions contemplated by the Purchase Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

“Corporate Tax Rate” shall mean the highest combined federal, state and local income tax rate applicable to a corporation in any state in which the Partnership is engaged in business.

“Cost” shall mean, with respect to each (i) Class A Unit, the original issue price for such Unit (whether in cash or value of in-kind contributions, including contributions made at or after the Closing and amounts paid upon conversion of a Class D Unit), (ii) Class B Unit and Class D Unit, $0 and (iii) Class C Unit, $1.00; provided, however, that such amount, with respect to Class A Unit or Class C Unit, shall be reduced by an amount equal to the aggregate amount of all distributions made with respect to such Unit pursuant to this Agreement and any special payments made with respect to such Unit, including without limitation pursuant to a Deferred Compensation Agreement.

“Credit Agreement” shall mean that certain Credit Agreement dated as of October 21, 2003, amended and restated as of May 2, 2006 among Opco, Norcraft Intermediate Holdings, L.P., the Subsidiary Guarantors (as therein defined), the Lenders (as therein defined), UBS Securities LLC, as bookmanager and lead arranger, Wachovia Bank, National Association, as syndication agent, Wachovia Capital Markets, LLC, as co-arranger, CIT Lending Services

Corporation, as documentation agent, UBS Loan Finance LLC, as swingline lender, and UBS AG, Stamford Branch, as Issuing Bank (as defined therein), administrative agent for the Lenders and collateral agent for the Secured Parties (as defined therein), as amended, supplemented, restated, refinanced or otherwise modified from time to time.

“Deemed Liquidity Event” shall mean (x) a Change of Control (other than from the Transfer of shares of Blocker Stock) or (y) a revaluation of assets pursuant to Section 17.2 immediately preceding the liquidation of the Partnership.

“Deemed Liquidation Amount” shall mean, as of any date, the sum of the amount distributable to all Limited Partners under Section 16.3.

“Deemed Tax Rate” shall mean (i) with respect to a Class A or Class B Unit held by a Limited Partner during a fiscal year, the highest combined federal, state (or provincial) and local statutory tax rate (after taking into account the deductibility of state (or provincial) and local income tax for federal income tax purposes) applicable to any Limited Partner in such fiscal year, and (ii) with respect to a Class D Unit held by a Limited Partner during a fiscal year, the highest combined federal, state (or provincial) and local statutory tax rate (after taking into account the deductibility of state (or provincial) and local income tax for federal income tax purposes) applicable to such Limited Partner (or its direct or indirect owner who is taxable by reason of the Partnership being a partnership) for such fiscal year assuming that such Limited Partner’s only taxable income for such fiscal year consists of the Limited Partner’s allocable share of taxable income from the Partnership plus any guaranteed payments allocable to the Limited Partner (or was received from the Partnership or its Subsidiaries by the Limited Partner or a direct or indirect owner of the Limited Partner) in such fiscal year. In no event, however, shall the Deemed Tax Rate with respect to a Unit for a fiscal year exceed the highest combined tax rate applicable to a Limited Partner residing in the United States for tax purposes in such fiscal year.

“Deferred Compensation Agreements” shall mean the Deferred Equity Incentive Compensation Agreements, to be entered into on or after the Closing Date with certain managers of the Partnership or its Subsidiaries in consideration for the foregoing of cash bonuses by such managers.

“Distribution” shall mean cash or property (net of liabilities assumed or to which the property is subject) distributed to a Limited Partner in respect of the Limited Partner’s Interest in the Partnership.

“Distribution Threshold” shall mean, with respect to each Class D Unit, an amount specified by the General Partner at the time of its issuance; provided, that such amount shall under no circumstances be less than the amount of Distributions to which such Unit would be entitled (if its Distribution Threshold were zero) immediately after its issuance if, at such time, the Partnership were liquidated pursuant to Section 16.3. The intent of the “Distribution Threshold” concept is to ensure that all Class D Units issued qualify as “profits interests” under Revenue Procedure 93-27, I.R.B. 1993-24, June 9, 1993 and Revenue Procedure 2001-43, I.R.B. 2001-34, August 2, 2001 and the Agreement shall be interpreted and applied consistently therewith.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to Interests or any portion thereof or any consideration payable as contemplated by this Agreement, the fair market value thereof as determined as of the applicable reference date in good faith by the General Partner, using commercially reasonable valuation methods, taking into consideration all factors it deems relevant.

“First Amendment” shall mean the First Amendment to the Agreement dated as of the First Distribution Date.

“First Distribution” means the aggregate $75,692,400.28 Distribution made to Partners on the First Distribution Date.

“First Distribution Date” means August 17, 2004.

“First Distribution Per Unit Amount” means $0.5585.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time consistently applied throughout the period involved.

“Good Reason” shall have the meaning, if any, set forth in such Person’s employment agreement then in effect, if any, or otherwise shall mean (a) any diminution of such Person’s duties, (b) a material breach by the Partnership or any of its Subsidiaries of such Person’s employment agreement, if any, or this Agreement or (c) change in such Person’s title; provided, that in each circumstance described above the Partnership and its Subsidiaries shall have thirty (30) days to cure the default after notice by such Person.

“GP Agreement” shall mean the Amended and Restated Limited Liability Agreement of the General Partner, dated as of October 21, 2003, among SKM Norcraft Corp., Trimaran Cabinet Corp. and HMB Norcraft Corp., each as a member thereof, as amended from time to time.

“Interest” shall mean with respect to any Limited Partner as of any time, such Limited Partner’s limited partnership interest in the Partnership, which includes the number of Units such Limited Partner holds and such Limited Partner’s Capital Account balance.

“Laws” shall mean, collectively, all federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“Limited Partners” shall mean those Persons admitted as Limited Partners of the Partnership pursuant to Sections 3.3, 3.5 or 3.6 in each such Person’s capacity as a Limited Partner of the Partnership.

“Liquidating Target Capital Account” shall mean, with respect to each Limited Partner, the Limited Partner’s share of the Deemed Liquidation Amount so that, for each Member, the ratio of (a) a Limited Partner’s share of the Deemed Liquidation Amount, as reduced by the Limited Partner’s Tax Reduction Amount, to (b) the total Deemed Liquidation Amount, as reduced by the Tax Reduction Amounts for all Members, is equal to the ratio of (x) such Limited

Partner’s Capital Account balance, computed as if the Deemed Liquidation Amount were allocated pursuant to Section 17.5.2 (treating amounts distributable under Section 5.1 and 5.2 as representing items of expense or loss and, if necessary, guaranteed payments to the extent necessary to cause the Capital Account balances to equal the amounts specified in Section 17.5.2) to (y) the total value of all Capital Accounts after allocations made pursuant to a Deemed Liquidity Event.

“Management Incentive Plan” shall mean that certain Management Incentive Plan approved by the General Partner as amended from time to time.

“Management Limited Partners” shall mean the Limited Partners designated as such as set forth on Schedule 3.3 hereof and each of their Permitted Transferees.

“Maximum Offering Size” shall mean the largest aggregate number of shares which can be sold without having a material adverse effect on such offering, as determined by the managing underwriter.

“Members of the Immediate Family” shall mean, with respect to any individual, (i) each spouse, or natural or adopted child or grandchild of such individual or natural or adopted child or grandchild of such individual’s spouse, (ii) each trust created solely for the benefit of one or more of such individual and the Persons listed in clause (i) above, and solely for estate planning purposes, (iii) each custodian or guardian of any property of one or more of the Persons listed in clause (i) above, in his capacity as such custodian or guardian and (iv) each corporation, limited partnership or limited liability company controlled by such individual or one or more of the Persons listed in clause (i) above for the benefit of one or more of such Persons.

“Norcraft Canada” shall mean Norcraft Canada Corp., a Nova Scotia unlimited liability company.

“Opco” shall mean Norcraft Companies, L.P. (formerly known as Norcraft Companies, L.L.C.), a Delaware limited partnership.

“Permitted Transfer” shall mean a transfer: (a) with respect to each holder which is not a natural person, to any Affiliate or to a Person for whom such holder (or an Affiliate of such holder) acts as investment advisor or investment manager and (x) with respect to an SKM Limited Partner only, any limited partner of SKM Equity Fund III, L.P. and (y) with respect to a TCP Limited Partner only, any direct or indirect investor in the Trimaran Fund II, LLC investment program; (b) with respect to each holder who is a natural person: (i) to a Member of the Immediate Family of such holder; or (ii) and upon the death of a holder, pursuant to the will or other instrument of such holder or by applicable laws of descent and distribution to such holder’s estate, executors, administrators and personal representatives, and then to such holder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such holder; provided, however no part of an Interest may be transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act.

“Permitted Transferee” shall mean a Person that has validly acquired an Interest in the Partnership from a Limited Partner pursuant to a Permitted Transfer and which, pursuant to such Transfer, becomes a Limited Partner of the Partnership.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity or any other legal entity.

“Public Offering” shall mean a public offering and sale of the common equity of the Partnership for cash registered under the Securities Act.

“Purchase Agreement” shall mean the Unit Purchase Agreement dated as of August 29, 2003 by and between the Partnership (formerly known as Norcraft Holdings, L.L.C.), Opco, Goense, Bounds & Limited Partners B, L.P., the Sellers (as defined therein) and the Sellers’ Representatives (as defined therein).

“Qualified Public Offering” shall mean a Public Offering with an aggregate public offering price of at least $50,000,000 and a public offering price equivalent to at least $2.50 per Class A Unit.

“Registrable Shares” shall mean the common stock issued or issuable upon conversion of the Units in accordance with Article XIV; provided, however, that shares of common stock which are Registrable Shares shall cease to be Registrable Shares (i) upon any sale pursuant to a Registration Statement, Section 4(1) of the Securities Act or Rule 144 under the Securities Act or any successor rule under the Securities Act or (ii) at such time as such securities may be distributed without volume limitation or other restrictions on transfer under Rule 144 (including without application of paragraphs (c), (e) (f) and (h) of Rule 144).

“Registration Statement” means a registration statement filed by the Partnership with the Commission for a public offering and sale of securities of the Partnership.

“Regulation D” shall mean Regulation D under the Securities Act.

“Regulations” shall mean the Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“Second Distribution” shall mean the distribution of the Second Distribution Per Unit Amount, in respect of each Class A Unit pursuant to Section 5.2.1 hereof.

“Second Distribution Date” shall mean the date on which the Partnership had completed the Second Distribution in respect of each Class A Unit.

“Second Distribution Per Unit Amount” shall mean $0.27114236.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SKM Limited Partners” shall mean SKM Norcraft Corp, a Delaware corporation, and each Person to whom the Interests originally held by such Person are validly Transferred in accordance with this Agreement.

“Subsidiary” shall mean any Person that is controlled, either directly or indirectly, by the Partnership or the General Partner (or other specified Person).

“Tax Reduction Amount” shall mean (a) with respect to a holder of Series A-2 Units, the amount of federal, state and local taxes actually payable by the Limited Partner in respect of the Limited Partner’s Interest in the Partnership (other than taxes due on income allocated to the Limited Partner in respect of which the Limited Partner received a Tax Distribution) for the taxable period which includes a Deemed Liquidity Event assuming that the Limited Partner redeems its interest in the Partnership immediately after such Deemed Liquidity Event for cash equal to the Limited Partner’s Liquidating Target Capital Account or (b) with respect to each other Limited Partner, zero.

“Transfer” shall mean a sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer.

“TCP Limited Partners” shall mean Trimaran Cabinet Corp., a Delaware corporation, and each Person to whom the Interests originally held by such Person are validly Transferred in accordance with this Agreement.

“Unit” shall mean each of the Class A Units, Class B Units, Class C Units, Class D Units and any other Unit of any Class of Units, which represents an Interest in the Partnership and which may from time to time be outstanding. Reference to any Unit shall include a portion of such Unit.

“Vested Class D Unit” shall mean a Class D Unit with respect to which all vesting and forfeiture provisions shall have lapsed.

1.3. Construction. The definitions of terms herein shall apply equally to (a) the singular and plural forms thereof, (b) all parts of speech thereof and (c) all tenses thereof.

ARTICLE II

FORMATION, ETC

2.1. Formation. The Partnership was formed as a limited liability company by the filing of a Certificate of Formation of a limited liability company with the Secretary of State of the State of Delaware on August 21, 2003. The Partnership was converted into a limited partnership by the filing of a Certificate of Conversion and the Certificate with the Secretary of State of the State of Delaware on October 10, 2003. The rights and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2. Name. The name of the Partnership is Norcraft Holdings, L.P. The business of the Partnership may be conducted under that name or any other name that the General Partner deems appropriate or advisable. The General Partner shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the General Partner considers appropriate or advisable.

2.3. Term. The term of the Partnership shall continue until the Partnership is dissolved as hereinafter provided. The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

2.4. Purpose and Powers. Subject to the limitations contained elsewhere in this Agreement, the Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto. The Partnership shall have all powers permitted under applicable laws to do any and all things deemed by the General Partner to be necessary or desirable in furtherance of the purposes of the Partnership.

2.5. Limited Liability. Except as otherwise required by the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being Limited Partner. All Persons dealing with the Partnership shall look solely to the assets of the Partnership for the payment of the debts, obligations or liabilities of the Partnership.

2.6. Agreement. This Agreement shall become effective upon the execution of this Agreement or a counterpart to this Agreement by each of the General Partner, SKM Limited Partners, TCP Limited Partners and Buller Limited Partners listed on Schedule 3.3 hereto as of the date hereof and upon such effectiveness the Existing Agreement shall be superseded in its entirety hereby.

ARTICLE III

PARTNERSHIP AND UNITS

3.1. Classes of Units. The Interests of the Limited Partners in the Partnership shall be represented by Units of different Classes, as follows:

3.1.1. Class A Units. Each “Series A-1 Unit” and “Series A-2 Unit” shall represent an Interest in the Partnership, shall be designated as a Series A-1 Unit or Series A-2 Unit of the Partnership and shall be entitled to the Distributions provided for in Article V. The Series A-1 Units and Series A-2 Units shall be collectively referred to as “Class A Units.”

3.1.2. Class B Units. Each “Class B Unit” shall represent an Interest in the Partnership, shall be designated as a Class B Unit of the Partnership and shall be entitled to the Distributions provided for in Article V. The Class B Units are intended to qualify as “profits interests” under Revenue Procedure 93-27, I.R.B. 1993-24, June 9, 1993 and Revenue Procedure 2001-43, I.R.B. 2001-34, August 2, 2001 and the Agreement shall be interpreted and applied consistently therewith.

3.1.3. Class C Units. Each “Class C Unit” shall represent an Interest in the Partnership, shall be designated as a Class C Unit of the Partnership and shall be entitled to the Distributions provided for in Article V.

3.1.4. Class D Units. Each “Class D Unit” shall represent an Interest in the Partnership, shall be designated as a Class D Unit of the Partnership, may only be issued pursuant to the Management Incentive Plan, shall have a “Distribution Threshold” and shall be entitled to the Distributions provided for in Article V. The Class D Units are intended to qualify as “profits interests” under Revenue Procedure 93-27, I.R.B. 1993-24, June 9, 1993 and Revenue Procedure 2001-43, I.R.B. 2001-34, August 2, 2001 and the Agreement shall be interpreted and applied consistently therewith. Notwithstanding anything to the contrary in the Management Incentive Plan or in a grant certificate issued pursuant to the Management Incentive Plan with respect to a Class D Unit, each Class D Unit issued prior to the First Distribution Date shall have a conversion price (“Conversion Price”) equal to (a) the Fair Market Value of a Class A Unit at the time of issuance of such Class D Unit minus (b) the First Distribution Per Unit Amount and minus (c) the Second Distribution Per Unit Amount. Each Class D Unit issued on or after the First Distribution Date but prior to the Second Distribution Date shall have a Conversion Price equal to the Fair Market Value of a Class A Unit (after giving effect to the First Distribution ) at the time of issuance of such Class D Unit minus the Second Distribution Per Unit Amount. Each Class D Unit issued on or after the Second Distribution Date shall have a Conversion Price equal to the Fair Market Value of a Class A Unit (after giving effect to the First Distribution and the Second Distribution) at the time of the issuance of such Class D Unit.

3.2. Conversion of Units. A Vested Class D Unit may be converted into a Class A Unit at any time, and from time to time, by a holder thereof by delivery of a notice to the Partnership requesting such conversion and payment in full to the Partnership of the Conversion Price with respect to each Class D Unit to be converted, which such payment shall be made in cash or in another manner approved by the General Partner. Upon the occurrence of a Deemed Liquidity Event, a Vested Class D Unit shall be entitled to the Distributions provided for in Section 5.2.3.

3.3. Admission. Each Person whose name appears on Schedule 3.3 has been admitted as a Limited Partner of the Partnership. Schedule 3.3 shall indicate the total numbers of outstanding Units of each Class (and series thereof) and the designation of each Limited Partner (SKM Limited Partner, TCP Limited Partner, Buller Limited Partner or Management Limited Partner). Schedule 3.3A shall indicate the total amount of outstanding Units of each Class (and series thereof) held by each Limited Partner and former Limited Partner. Each Limited Partner shall be entitled to receive that portion of Schedule 3.3A that sets forth the number and Class of Units held by such Limited Partner, the amount and form of consideration paid therefor and the total capital contribution made with respect thereto. Each SKM Limited Partner, each TCP Limited Partner and each Buller Limited Partner shall be entitled to receive all portions of Schedule 3.3A.

3.4. Capital Contributions. Immediately following the admission of each Person as a Limited Partner of the Partnership in accordance with Section 3.3, each Limited Partner shall make the capital contributions set forth on such Limited Partner’s signature page hereto, and shall receive in exchange therefor Interests in the Partnership, as set forth on such signature page.

3.5. Additional Limited Partners and Interests. Subject to the limitations contained elsewhere in this Agreement, the Partnership may issue additional Interests (which may consist of Units of existing Classes or new Classes of Units or fractions of a Unit, and which may have rights materially different from, and senior or junior to the outstanding Interests) and admit Persons as Limited Partners in exchange for such contributions to capital or such other consideration (including past or future services) and on such terms and conditions as the General Partner deems appropriate. As a condition to the issuance of such additional Interests and the Person’s admission as a Limited Partner, such Person shall execute and deliver to the Partnership a counterpart signature page to this Agreement, which shall set forth the capital contribution of such Person and the resulting number of Units issued in respect of such capital contribution. Promptly following the issuance of additional Interests, the Partnership’s books and records and this Agreement, including Schedule 3.3, shall be amended to reflect the revised list of Limited Partners and the total number of Units of each Class outstanding.

3.6. Admission of Permitted Transferees as Limited Partners. Upon the consummation of a valid Transfer of an Interest in accordance with this Agreement and the delivery of a counterpart signature page to this Agreement, the person to whom the Interest is Transferred shall be automatically admitted to the Partnership as a Limited Partner of the same type (e.g., SKM Limited Partner, TCP Limited Partner, Buller Limited Partner or Management Limited Partner). Promptly following such Transfer, the Partnership’s books and records and this Agreement, including Schedule 3.3 shall be appropriately amended.

3.7. Specific Limitations. No Limited Partner shall have the right or power to: (a) withdraw or reduce its capital contribution except as a result of the dissolution of the Partnership or as otherwise provided by the Act or in this Agreement, (b) make voluntary capital contributions or contribute any property to the Partnership other than cash (except for (i) the contribution by the Buller Limited Partners of the outstanding equity securities of Norcraft Canada as of the Closing, (ii) the contribution by the Management Limited Partners of equity interests in Opco on or about the Closing or (iii) as otherwise approved by the General Partner), (c) bring an action for partition against the Partnership or any Partnership assets, (d) cause the dissolution of the Partnership, except as set forth in this Agreement or as required by the Act, or (e) require that property other than cash be distributed upon any Distribution, including any liquidating Distribution.

3.8. General Partner. The General Partner shall not own any partnership interest in the Partnership and, except to the extent required by the Act, the Partnership shall not maintain a Capital Account for the General Partner. The General Partner shall not be obligated to make any contributions of capital to the Partnership and shall not be entitled to receive any Distributions; provided, however, that the Partnership shall pay all expenses associated with the administration and operation of the General Partner.

ARTICLE IV

MANAGEMENT OF THE COMPANY

4.1. General Partner. The General Partner shall direct, manage and control the Partnership. Except as required by this Agreement or by non-waivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the properties of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership in fulfillment of the purposes of the Partnership as contemplated by this Agreement. The General Partner shall be under a fiduciary duty to conduct and manage the affairs of the Partnership in a prudent, businesslike and lawful manner and shall devote such part of its time to the affairs of the Partnership as shall be deemed necessary and appropriate to pursue the business and carry out the purposes of the Partnership as contemplated in this Agreement.

4.2. Authority of General Partner Exclusive. Unless authorized to do so by this Agreement or the General Partner, no attorney-in-fact, employee or other agent of the Partnership shall have any power or authority to bind the Partnership in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Limited Partner shall have any power or authority to bind the Partnership unless the Limited Partner has been authorized by the General Partner to act as an agent of the Partnership in accordance with this Agreement.

4.3. Officers; Agents. The General Partner shall have the power to appoint agents (who may be referred to as officers) to act for the Partnership with such titles, if any, as the General Partner deems appropriate and to delegate to such officers or agents such of the powers of the General Partner, including the power to execute documents on behalf of the Partnership, as the General Partner may in its sole discretion determine. The officers or agents so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Vice President, Chief Financial Officer, Treasurer, Secretary or Controller. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the General Partner, any officer so appointed shall have the same authority to act for the Partnership as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority; provided, however, that without specific delegation for a specific transaction or generally, no officer shall have the power to acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Partnership, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees, to merge, liquidate or dissolve the Partnership, or to sell or lease all or any substantial portion of the assets of the Partnership. The General Partner, in its sole discretion, may ratify any act previously taken.

4.3.1. Appointment/Election. Officers and agents of the Partnership, if any, shall be appointed by the General Partner from time to time in its discretion. Any two or more offices may be held by the same person. The General Partner may delegate to any officer the power to elect or appoint any other officer or any agents. Each officer shall hold office until such officer’s respective successor is chosen, unless a shorter period shall have been specified by the terms of such officer’s election or appointment, or in each case until such officer sooner dies, resigns, is removed or becomes disqualified.

Each agent shall retain its authority at the pleasure of the General Partner, or the officer by whom such agent was appointed or by the officer who then holds agent appointive power. Any officer or agent may resign by delivering a written letter of resignation to the General Partner, which resignation shall, unless otherwise specified in the letter of resignation, be effective upon receipt. The General Partner or the officer appointing the officer or agent may remove any officer or agent at any time without giving any reason for such removal (except as provided in a written agreement between the Partnership or one of its Subsidiaries and such officer or agent) and no officer or agent shall be entitled to any damages by virtue of such removal from office or position as agent (except as provided in a written agreement between the Partnership or one of its Subsidiaries and such officer or agent). Effective immediately after the Closing, the initial officers of the Partnership were:

Chief Executive Officer and President – Mark Buller

Treasurer and Secretary – Leigh Ginter

4.3.2. Chairman, Vice Chairman, President and Vice President. The Chairman, if any, shall have such duties and powers as shall be designated from time to time by the General Partner. Unless the General Partner otherwise specifies, the Chairman, or if there is none, the President, shall preside, or designate the person who shall preside, at all meetings of the Partners. Unless the General Partner otherwise specifies, the President shall be the chief executive officer and shall have direct charge of all business operations of the Partnership and, subject to the control of the General Partner, shall have general charge and supervision of the business of the Partnership. Any vice presidents shall have duties as shall be designated from time to time by the General Partner, the Chairman or the President.

4.3.3. Treasurer and Assistant Treasurers. Unless the General Partner otherwise specifies, the Treasurer, if any, shall be the chief financial officer of the Partnership and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the General Partner, the Chairman or the President. If no Controller is elected, the Treasurer shall, unless the General Partner otherwise specifies, also have the duties and powers of the Controller. Any Assistant Treasurers shall have such duties and powers as shall be designated from time to time by the General Partner, the Chairman, the President or the Treasurer.

4.3.4. Controller and Assistant Controllers. If a Controller is elected, the Controller shall, unless the General Partner otherwise specifies, be the chief accounting officer of the Partnership and be in charge of its books of account and accounting records, and of its accounting procedures. The Controller shall have such other duties and powers as may be designated from time to time by the General Partner, the Chairman, the President or the Treasurer. Any Assistant Controller shall have such duties and powers as shall be designed from time to time by the General Partner, the Chairman, the President, the Treasurer or the Controller.

4.3.5. Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Partners in a book or series of books to be kept therefor. In the absence of the Secretary from any meeting, an Assistant Secretary, or if there be none or no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of the Partners. The Secretary shall have such other duties and powers as may from time to time be designated by the General Partner, the Chairman or the President. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the General Partner, the Chairman, the President or the Secretary.

4.3.6. Execution of Papers. Except as the General Partner may generally or in particular cases authorize the execution thereof in some other manner, and subject to the limitations set forth in this Section 4.3, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Partnership shall be signed by the Chairman, the President, a Vice President, the Secretary or the Treasurer.

ARTICLE V

DISTRIBUTIONS

5.1. Tax Distributions. Subject to this Article V, the Partnership shall distribute to each Limited Partner with respect to each Unit held by such Limited Partner, by no later than April 10 of each fiscal year an amount (the “Tax Distribution”) in cash equal to (A) the excess, if any, of (i) the product of (x) the Deemed Tax Rate with respect to such Unit multiplied by (y) the taxable income of the Partnership allocated to a Limited Partner by reason of the Partner’s holding such Unit pursuant to Sections 17.5, 17.6 and 17.7 for the preceding fiscal year, over (ii) the amounts previously distributed in respect of such Unit for such fiscal year pursuant to this Section 5.1 in such preceding fiscal year or prior to the date of the Tax Distribution in the current fiscal year, plus (B) in the case of a holder of Series A-2 Units, an amount equal to the accounting and other administrative costs attributable to the Limited Partner’s holding its Interest in the Partnership and maintaining its existence (including, without limitation, any doing business fees or taxes or franchise taxes or capital net worth and similar taxes relating to maintaining its existence). For the avoidance of doubt, such Tax Distributions may be made prior to April 10 (including in the preceding fiscal year) in order to permit the Limited Partners to satisfy estimated tax or other tax payment requirements, and any such Tax Distributions with respect to estimated tax payments shall be made not later than the tenth day after the completion of each fiscal quarter or as soon as practicable thereafter. If the income allocated to a Limited Partner in respect of a Unit is adjusted on audit and there is a final determination that the Limited Partner’s share of the Partnership’s taxable income for a particular year is greater than the amount initially allocated to such Limited Partner by the Partnership, the Partnership shall distribute to such Limited Partner an amount equal to the Deemed Tax Rate with respect to such Unit times the increase in taxable income allocated to such Limited Partner in respect of such Unit. If the income allocated to a Limited Partner is adjusted on audit and there is a final determination that the Limited Partner’s share of the Partnership’s taxable income with respect to a Unit for a particular year is less than the amount initially allocated to such Limited Partner by the Partnership with respect to such Unit, the Partnership shall deduct from such Limited Partner’s Tax Distribution for the following fiscal year an amount equal to the Deemed Tax Rate with respect to such Unit times the decrease in taxable income allocated to the Limited Partner with respect to such Unit. Because no taxable income in excess of taxable loss will be allocated in respect of a Class C Unit, no Tax Distribution shall be made with respect to a Class C Unit.

5.1.1. Unless the General Partner determines in good faith that a possible Tax Distribution referred to in Section 5.1 would be prohibited under the Act, under any law, statute, rule, regulation or contractual obligation applicable to or binding on the Partnership or any of its Subsidiaries, the Partnership shall make a Tax Distribution to the Limited Partners entitled thereto not later than the date specified in Section 5.1, and in the event that a contractual obligation prohibits the Partnership from making a Tax Distribution, the Partnership shall make a good faith effort to have the prohibition imposed by such contractual obligation removed and shall cause a Distribution of such portion, if any, of such Tax Distribution that is not so prohibited to be made pro rata to Limited Partners based on the portions of the Tax Distribution otherwise payable that such Limited Partners would receive.

5.1.2. Any determination of the amount of a Tax Distribution made by the General Partner pursuant to this Section 5.1 shall be conclusive and binding on all Partners.

5.2. Distributions. Except for Tax Distributions and distributions made in connection with a liquidation of the Partnership pursuant to Section 16.3, the General Partner shall have the sole discretion to make any Distributions and any Distributions so made from and after the First Distribution Date shall be made:

5.2.1. first, to the holders of Class A Units, Class B Units and Class C Units pro rata in proportion to the number of Class A Units, Class B Units and Class C Units held thereby until such time as the holders of the Class A Units outstanding as of the Closing shall have received aggregate Distributions since the First Distribution Date (excluding Tax Distributions and the First Distribution) equal to the Second Distribution Per Unit Amount, in respect of each such Class A Unit so held;

5.2.2. second, to the holders of Class A Units and Class C Units pro rata in proportion to the number of Class A Units and Class C Units held thereby until such time as the holders of the Class A Units outstanding as of the Closing shall have received aggregate Distributions since the Second Distribution Date (excluding Tax Distributions, the First Distribution and the Second Distribution) equal to (a) $1.00 minus (b) the sum of the First Distribution Per Unit Amount and the Second Distribution Per Unit Amount, in respect of each such Class A Unit so held; and

5.2.3. thereafter, any Distributions made by the Partnership shall be made to the holders of Class A Units and Class B Units pro rata in proportion to the number of Class A Units and Class B Units held thereby; provided, however, that solely for purposes of the pro rata allocation determined by Section 9.3.5 and upon a Deemed Liquidity Event, such Distributions made by the Partnership shall be made to the holders of Class A Units, Class B Units and Vested Class D Units pro rata in proportion to the number of Class A Units, Class B Units and Vested Class D Units held thereby; and, provided, further, that:

(i) no Class B Unit shall be entitled to any Distributions under this Section 5.2.3 unless and until there shall have been distributed on each Class A Unit pursuant to this Section 5.2.3, an aggregate amount of Distributions equal to the Class A Unit Catchup Amount; and

(ii) each Distribution that would otherwise be made in respect of any Vested Class D Unit (including Distributions made pursuant to the following sentence) shall be reduced up to the amount of such Distribution until the aggregate amount of all such reductions made with respect to such Vested Class D Unit equals the Distribution Threshold with respect to such Vested Class D Unit; such amounts shall instead be distributed to the holders of Class A Units, the holders of Class B Units and holders of other Vested Class D Units (pro rata in accordance with the number of such Units held by each such Person), subject to and to the extent otherwise permitted by the provisions of this Section 5.2.3 (including, for the avoidance of doubt, clause (i)).

5.3. No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a Distribution to any Limited Partner on account of such Limited Partner’s Interest if such Distribution would violate Section 17-607 of the Act or other applicable law.

5.4. Withholdings. The Partnership is authorized to withhold from Distributions, or with respect to allocations, to the Limited Partners and to pay over to the appropriate federal, state, local or foreign government any amounts required under any applicable law to be so withheld. The Partnership shall allocate any such amounts to the Limited Partners in respect of whose Distribution or allocation the tax was withheld and paid over and shall treat such amounts as actually distributed (either under Section 5.1 or 5.2, as determined by the General Partner) to such Limited Partners.

5.5. Property Distributions and Installment Sales. If any assets of the Partnership shall be distributed in kind pursuant to this Article V, to the extent practicable, such assets shall be distributed to the Limited Partners entitled thereto in the same proportions as the Limited Partners would have been entitled to cash Distributions.

5.6. Return of Distributions of Capital. Except as required by the Act, no Limited Partner shall be obligated by this Agreement to return any Distribution to the Partnership or pay the amount of any Distribution for the account of the Partnership or to any creditor of the Partnership; provided, however, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return or pay any part of any Distribution, the obligation shall be that of such Limited Partner alone and not of the General Partner or any other Limited Partner.

ARTICLE VI

PRE-EMPTIVE AND PARTICIPATION RIGHTS

6.1. Pre-Emptive and Participation Rights. Until the consummation of a Qualified Public Offering, the Partnership shall not, and shall not permit its Subsidiaries to, issue or sell

Interests (or any options, warrants or other rights to acquire any Interests, or any debt or equity securities convertible into or exchangeable for, directly or indirectly, any Interests) or issue any debt (each a “Pre-Emptive Issuance” of “Securities”) to any Person, except in compliance with the provisions of this Article VI.

6.2. Participation Notice. Not fewer than 10 business days prior to the consummation of the Pre-Emptive Issuance, the Partnership shall provide a written notice (the “Participation Notice”) to each holder of Capital Units (a “Capital Partner”). The Participation Notice shall include, to the extent known:

6.2.1. The material terms of the proposed Pre-Emptive Issuance, including (i) the amount and kind of Securities to be included in the Pre-Emptive Issuance, (ii) the price per share of the Securities (or, if such consideration is not cash, the Fair Market Value thereof), (iii) the portion of the Pre-Emptive Issuance equal to the aggregate number of Capital Units held by such Capital Partner immediately prior to such Pre-Emptive Issuance divided by the aggregate number of Capital Units outstanding immediately prior to the Pre-Emptive Issuance (with respect to each Capital Partner, its “Participation Portion”) and (iv) the name and address of each Person to whom the Securities are proposed to be issued (each a “Pre-Emptive Transferee”); and

6.2.2. An offer by the Partnership to issue to each Capital Partner such portion of the Securities to be included in the Pre-Emptive Issuance as may be requested by such Capital Partner (not to exceed its Participation Portion of the total amount of Securities to be included in the Pre-Emptive Issuance), on the same terms and conditions as the issuance to each of the Pre-Emptive Transferees, including, without limitation, the same relative proportions of Securities (e.g. debt and equity) as are being offered in the Pre-Emptive Issuance.

6.3. Election to Participate. Within 15 business days after delivery of the Participation Notice, each Capital Partner desiring to accept the offer pursuant to Section 6.2.2 shall send an irrevocable commitment (each a “Participation Commitment”) to the Partnership specifying the amount or proportion of Securities which such Capital Partner desires to be issued (each a “Participating Buyer”). The acceptance of each Participating Buyer shall be irrevocable except as hereinafter provided and so long as the terms and conditions applicable to the Pre-Emptive Issuance remain as stated in the Participation Notice, each such Participating Buyer shall be obligated to acquire in the Pre-Emptive Issuance on the same terms and conditions, with respect to each Security issued, as the Pre-Emptive Transferees such amount or proportion of Securities as such Participating Buyer shall have specified in such Participating Buyer’s Participation Commitment. Each Capital Partner that does not accept such offer shall be deemed to have waived all of such holder’s rights under this Article VI with respect to the Pre-Emptive Issuance specified in the Participation Notice, and the Partnership shall thereafter be free to issue Securities in such Pre-Emptive Issuance to the Pre-Emptive Transferees and any Participating Buyers, at a price not less than the price set forth in the Participation Notice and on other terms not materially more favorable in the aggregate, to the Pre-Emptive Transferees and any Participating Buyers than those set forth in the Participation Notice. If the principal terms of such proposed Pre-Emptive Issuance change such that they are more materially favorable in the aggregate to the Participating Buyers than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this

Article VI separately complied with, in order to consummate such Pre-Emptive Issuance. In the event a Capital Partner breaches its obligation to purchase such Securities after delivering a Participating Commitment, such Capital Partner shall be deemed to have waived all of such holder’s rights under this Article VI with respect to such Pre-Emptive Issuance and all future Pre-Emptive Issuances.

6.4. Expiration of Commitment. If at the end of the 120th day following the date of the effectiveness of the Participation Notice the Partnership has not completed the Pre-Emptive Issuance on the terms and conditions specified in such Participation Notice, each Participating Buyer shall be released from its obligations under such Participating Buyer’s Participation Commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Article VI separately complied with, in order to consummate such Pre-Emptive Issuance.

6.5. Cooperation. Each Participating Buyer shall take or cause to be taken all such reasonable actions, consistent with the provisions of this Agreement, as may be necessary or appropriate in order expeditiously to consummate each Pre-Emptive Issuance to such Participating Buyer pursuant to this Article VI and any related transactions. Without limiting the generality of the foregoing, each Participating Buyer agrees to execute and deliver such subscription and other agreements specified by the General Partner to which the Pre-Emptive Transferee will be party.

6.6. Closing. The closing of a Pre-Emptive Issuance pursuant to this Article VI shall take place at such time and place as the General Partner shall specify by notice to each Participating Buyer, which such notice shall be delivered at least 5 business days prior to the proposed closing date. At the closing, the Partnership shall deliver to each Participating Buyer the certificates or other instruments, if any, evidencing the Securities to be issued to such Participating Buyer, registered in the name of such Participating Buyer or his designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.

6.7. Retroactive Compliance. Notwithstanding the notice requirements of Section 6.2, the Partnership may proceed with any Pre-Emptive Issuance prior to having complied with the provisions of Article VI; provided that:

6.7.1. the General Partner shall have determined that the Pre-Emptive Issuance will not adversely affect any Capital Partner so long as such Capital Partners are given retroactive opportunity to participate in accordance with Section 6.7.2; and

6.7.2. the Partnership shall, within 10 business days of the consummation of such Pre-Emptive Issuance (and in any event prior to making any distribution in respect of Securities purchased in connection therewith):

(a) provide to each Capital Partner who would have been entitled to receive a Participation Notice in connection with such Pre-Emptive Issuance (i) notice of such Pre-Emptive Issuance and (ii) the Participation Notice described in Section 6.2 in which the actual price per share of Securities shall be set forth, and permit each such Capital Partner to exercise its participation rights under this Section 6.2 with respect thereto; and

(b)(i) include in the subscription (or similar) agreement with the purchaser(s) of the Securities a provision permitting the Partnership to repurchase such securities in an amount necessary to satisfy the provisions of Section 6.3 in response to the Participation Notice furnished pursuant to clause (a) above or (ii) cause the issuance of additional Securities in an amount necessary to permit each requesting Capital Partner to purchase its Participation Portion of the total Pre-Emptive Issuance, including the portion sold pursuant to this Section 6.7, in response to the Participation Notice furnished pursuant to clause (a) above.

6.8. Exceptions. This Article VI shall not apply to any issuance (i) to an employee of the Partnership or any Subsidiary or an Affiliate of such employee; (ii) upon the exercise or conversion of any options, warrants or other rights to acquire any Interests, or any debt or equity securities convertible into or exchangeable for, directly or indirectly, any Interests; (iii) pursuant to a Deferred Compensation Agreement; (iv) pursuant to a Public Offering, (v) immediately prior to and at the Closing as set forth in Schedule 3.3 or (vi) of debt placed or syndicated by an agent if the agent advises the Partnership that, in its view, the application of this Article VI to such issuance would have a material adverse effect on the placement or syndication of the debt. In addition, no Management Limited Partner shall be permitted to exercise any rights under this Article VI (x) with respect to issuances of non-convertible third-party debt, unless such issuance is in connection with an equity issuance as part of a single plan of financing, in which case such Management Limited Partner may participate if it purchases all types of Securities offered in the Pre-Emptive Issuance in their relative proportion as offered by Section 6.2.2 or (y) if the holders of a majority of the Capital Units held by Management Limited Partners waive such rights.

ARTICLE VII

TRANSFER RIGHTS

7.1. Transfers by Management Limited Partners. Without the consent of the General Partner, no Management Limited Partner shall Transfer, directly or indirectly (including by way of a Transfer of its equity interests or those of a Permitted Transferee) all or any part of its Interests except (a) in a Permitted Transfer, (b) in a Transfer as a Participating Seller pursuant to Section 9.1 or 9.2, (c) as provided in Articles X, XIII or XIV or (d) following the one-year anniversary of a Qualified Public Offering, in accordance with Rule 144 of the Securities Act.

7.2. Transfers by Buller Limited Partners. Without the consent of the General Partner, no Buller Limited Partner shall Transfer all or any part of its Interests, directly or indirectly (including by way of a Transfer of equity interests of a holder of Series A-2 Units (“shares” of “Blocker Stock”) or equity interests of a Permitted Transferee) until a Qualified Public Offering except (a) in a Permitted Transfer, (b) in a Transfer as a Participating Seller pursuant to Sections 9.1 or 9.2 or (c) as provided in Articles X, XIII or XIV.

7.3. Transfers by SKM Limited Partners and TCP Limited Partners. Without the consent of the General Partner, no SKM Limited Partner or TCP Limited Partner shall Transfer all or any part of its Interests, directly or indirectly (including by way of a Transfer of Blocker

Stock) until a Qualified Public Offering except (a) in a Permitted Transfer, (b) in a Transfer pursuant to Article VIII, (c) in a Transfer pursuant to Sections 9.1 or 9.2 or (d) as provided in Articles XIII or XIV.

7.4. Conditions to Transfer. No Transfer of all or any part of an Interest, directly or indirectly (including by way of a Transfer of Blocker Stock) may be made unless and until the Partnership shall have received all of the following (to the extent applicable to the proposed Transfer):

(a) If requested by the General Partner, an opinion of counsel, reasonably satisfactory in form and substance to the Partnership to the effect that: (i) such Transfer is to an Accredited Investor and would not violate any provision of the Securities Act or any state securities or blue sky laws applicable to the Partnership or the Interest to be transferred; (ii) such Transfer would not cause the Partnership to be considered a publicly traded partnership under Section 7704(b) of the Code; (iii) such Transfer would not cause the Partnership to be taxable as a corporation for federal income tax purposes; (iv) such Transfer would not require the Partnership or General Partner to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or to register as an investment company under the Investment Partnership Act of 1940, as amended; and (v) such Transfer would not cause a termination of the Partnership for federal income tax purposes;

(b) A duly executed and acknowledged written instrument of Transfer, specifying the Interests being transferred and setting forth the intention of the Limited Partner effecting the Transfer that the proposed transferee succeed to a portion or all of such Limited Partner’s Interest as a Limited Partner;

(c) The agreement in writing of the proposed transferee to comply with all of the terms and provisions of this Agreement (as an SKM Limited Partner, TCP Limited Partner, Buller Limited Partner or Management Limited Partner, as the case may be).

7.5. Effect of Prohibited Transfers. Any Transfer in contravention of any of the provisions of this Agreement shall be void and of no effect, and shall not bind nor be recognized by the Partnership.

7.6. Withdrawal of Limited Partner; No Dissolution. If a Limited Partner effects a Transfer of all of its Interest in the Partnership pursuant to this Article VII, immediately following such Transfer, the transferor Limited Partner shall cease to be a Limited Partner of the Partnership and shall not be entitled to any Distributions (including any Distributions under Section 17-604 of the Act) from and after the date of such Transfer.

7.7. Restrictions on Voting Agreements. No Limited Partner shall enter into any voting agreement with respect Units held by it, other than voting agreements entered into with its Permitted Transferees.

ARTICLE VIII

RIGHT OF FIRST OFFER

8.1. Right of First Offer. Until the consummation of a Qualified Public Offering and except for Permitted Transfers, if either an SKM Limited Partner or TCP Limited Partner (a “Selling Limited Partner”) wishes to Transfer for value (a “Sale”), directly or indirectly (including by way of a Transfer of Blocker Stock), all or any portion of its Units, whether on its own initiative or in response to a bona fide offer from any Person, it shall give written notice (the “Notice of Sale”) to the TCP Limited Partners or SKM Limited Partners, respectively, setting forth the Units, (or shares of Blocker Stock, as the case may be) subject to such proposed Transfer (the “Offered Units”), the proposed offer or sale price, the terms of the proposed Sale and the name and address of the proposed transferee, if known. The receipt of the Notice of Sale by such other Limited Partners shall constitute an offer by the Selling Limited Partner to sell the Offered Units to such other Limited Partners (the “Participating Buyers”) on the terms and conditions as contained in the Notice of Sale. Such offer, unless revoked by written notice given by the Selling Limited Partner to the Participating Buyers prior to acceptance by the Participating Buyers, shall remain outstanding for a period of 15 business days after delivery of the Notice of Sale to the Participating Buyers.

8.2. Election to Participate. The Participating Buyers may accept such offer as to all of the Offered Units (but only as to all and not as to a portion thereof) by giving written notice to the Selling Limited Partner (a “Notice of Purchase”) of their intention to purchase such Offered Units at the same price and on the same terms specified in the Notice of Sale. A Notice of Purchase shall be irrevocable, and the Participating Buyers shall be obligated to purchase and the Selling Limited Partner shall be obligated to sell to the Participating Buyers all of the Offered Units specified in the Notice of Sale on the terms set forth in the Notice of Sale; provided, however that if, at the end of the 120th day following the Notice of Sale, the parties have not completed the proposed Sale (other than as a result of any party failing to comply with this Article VIII), each party shall be released from its obligations with respect to the proposed Sale, the Notice of Sale shall be null and void, and it shall be necessary for a separate Notice of Sale to be furnished, and the terms and provisions of this Article VIII separately complied with, in order to consummate such proposed Sale. Each Participating Buyer who does not elect to purchase Offered Units shall be deemed to have waived all rights with respect to such Sale; provided, however, that if the principal terms of the proposed Sale change such that they are materially more favorable to the proposed transferee than those set forth in the Sale Notice, the Sale Notice shall be null and void, and it shall be necessary for a separate Sale Notice to be furnished, and the terms and provisions of this Article VIII separately complied with, in order to consummate such proposed Sale.

8.3. Closing. The closing of a Sale pursuant to this Article VIII shall take place at such time and place as the Selling Limited Partner shall specify by notice to the Participating Buyers, which such notice shall be delivered at least 5 business days prior to the proposed closing date. At the closing, the Selling Limited Partner shall deliver to each Participating Buyer the certificates or other instruments, if any, evidencing the Offered Units to be Sold to such Participating Buyer, registered in the name of such Participating Buyer or his designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.

ARTICLE IX

TAG ALONG AND DRAG ALONG RIGHTS

9.1. Tag Along. Except for a Transfer consummated in accordance with Section 7.3, no SKM Limited Partner or TCP Limited Partner, (a “Selling Limited Partner”), shall directly or indirectly, including by way of a transfer of Blocker Stock, Transfer Units for value (a “Sale”) to any other Person (each a “Prospective Buyer”) except in the manner and on the terms set forth in this Section 9.1.

9.1.1. Tag Along Notice. A written notice (the “Tag Along Notice”) shall be furnished by the Selling Limited Partner to each other Limited Partner at least 10 business days prior to such Transfer. The Tag Along Notice shall include:

(a) The material terms of the proposed Sale, including (i) the number of Units or, with respect to shares of Blocker Stock, the number of Units represented by such shares of Blocker Stock to be sold by the Selling Limited Partner, (ii) the percentage of the Units or, with respect to shares of Blocker Stock, the percentage of Units represented by such shares of Blocker Stock held by such Limited Partner that the number in clause (a)(i) constitutes (the “Tag Along Percentage”), (iii) the name and address of the Prospective Buyer, (iv) the expected per Unit or per share purchase price in respect of each Class of Units or share of Blocker Stock (determined in accordance with Sections 9.3.4 and 9.3.5), and (v) a good-faith estimate of the amounts described in Section 9.3.4; and

(b) An invitation to each other Limited Partner to include in the proposed Sale to the Prospective Buyer an additional number of each Class of Capital Units and shares of Blocker Stock (not in any event to exceed the Tag Along Percentage of Capital Units and shares of Blocker Stock owned by such Limited Partner) owned by such Limited Partner, on the same terms and conditions with respect to each Unit (subject to Section 9.3.5) and share of Blocker Stock Sold (subject to Section 9.3.4), as the Selling Limited Partners shall Sell each of their Units and shares of Blocker Stock.

9.1.2. Election to Participate. Within 15 business days after the Tag Along Notice, each Limited Partner desiring to include Units or shares of Blocker Stock in the proposed Sale (each a “Participating Seller” and, together with the Selling Limited Partner, collectively, the “Tag Along Sellers”) shall send a written election (the “Tag Along Election”) to the Selling Limited Partners specifying the number of Capital Units and shares of Blocker Stock (not in any event to exceed the Tag Along Percentage of the Units and shares of Blocker Stock held by such Participating Seller) which such Participating Seller desires to include in the proposed Sale; provided, however, that a holder of Class B Units may include one Class C Unit held by it for each Class B Unit held by it in such Tag Along Election. An election of a Participating Seller pursuant to Section 9.1 shall be irrevocable, and such Participating Seller shall be obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Unit (subject to Section 9.3.5) and share of Blocker Stock Sold (subject to Section 9.3.4), as the Selling Limited Partner, up to such number of Units and shares of Blocker Stock as such Participating Seller shall have specified in such Participating Seller’s Tag Along Election; provided, however, that (a) if the principal terms of the proposed Sale change such that they are materially less favorable in the aggregate to the Tag Along Sellers than those set forth in the Tag Along Notice, each Participating Seller shall be released from such obligations and (b) if, at the end of the 120th day following the Tag Along Notice, the Selling Limited Partner has not completed the proposed Sale, each Participating Seller shall be released from its obligations with respect to the proposed Sale, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 9.1 separately complied with, in order to consummate such proposed Sale. Each Limited Partner who does not so elect to include Units or shares of Blocker Stock in the proposed Sale shall be deemed to have waived all rights with respect to such Sale.

9.1.3. Allocation. The Selling Limited Partner shall attempt to obtain the inclusion in the proposed Sale of the entire number of Units and shares of Blocker Stock which the Tag Along Sellers desire to have included in the Sale. In the event the Selling Limited Partner shall be unable to obtain the inclusion of such entire number of Units and shares of Blocker Stock in the proposed Sale, the number of Units and shares of Blocker Stock to be sold in the proposed Sale shall be allocated among the Tag Along Sellers on a pro rata basis according to the number of Units (subject to Section 9.3.5) and shares of Blocker Stock held by each.

9.1.4. Exclusion of Class D Shares. Holders of Class D Units shall not be entitled to include any Class D Units in a Sale pursuant to this Article IX.

9.1.5. Expiration. Management Limited Partners shall have no rights under this Section 9.1 following the consummation of a Qualified Public Offering. SKM Limited Partners, TCP Limited Partners and Buller Limited Partners shall have no rights under this Section 9.1 following the earlier to occur of (i) the consummation of a Qualified Public Offering or (ii) the date on which the SKM Limited Partners together own less than twenty-five percent (25%) of the Capital Units outstanding.

9.2. Drag Along. In connection with the Sale by the SKM Limited Partners to a Prospective Buyer of Units or shares of Blocker Stock (the percentage of the aggregate number of Units or, with respect to shares of Blocker Stock, the number of Units represented by such shares of Blocker Stock, held by the SKM Limited Partners represented by such number of Units or represented Units proposed to be sold is referred to herein as the “Drag Along Percentage”), each Limited Partner hereby agrees, if the SKM Limited Partners give the Drag Along Notice referred to in Section 9.2.1, to sell Units or shares of Blocker Stock representing the Drag Along Percentage of the total number of Units held by or shares of Blocker Stock with respect to such Limited Partner, in the manner and on the terms set forth in this Section 9.2; provided, however, that the SKM Limited Partners may not exercise the rights pursuant to this Section 9.2 with respect to a Prospective Buyer (a) in which any SKM Limited Partner or any Affiliate holds a direct or indirect economic interest without the consent of the majority in interest of the TCP Limited Partners, which consent shall not be unreasonably withheld or (b) that is (or is controlled

by) a limited partner of SKM Equity Fund III, L.P. unless the proposed Sale is on an arm’s length basis and the Sale would constitute a Change of Control if consummated. For purposes of calculating the number of Units subject to this Section 9.2 with respect to any Limited Partner, a Class B Unit and a Class C Unit together shall constitute one Unit.

9.2.1. Exercise. If the SKM Limited Partners elect to exercise their rights under this Section 9.2, a written notice (the “Drag Along Notice”) shall be furnished by the SKM Limited Partners to each other holder of Units not later than 10 business days prior to the consummation of the proposed Sale. The Drag Along Notice shall set forth the material terms of the proposed Sale, including to the extent known (i) the total number of Units to be acquired by the unaffiliated Prospective Buyer, (ii) the manner in which such Units are to be Sold, (iii) the Drag Along Percentage, (iv) the per Unit or per share consideration to be received in the proposed Sale in respect of each Class of Units (determined in accordance with Sections 9.3.4 and 9.3.5) and each share of Blocker Stock (determined in accordance with Sections 9.3.4 and 9.3.5) and (v) the name and address of the unaffiliated Prospective Buyer.

9.2.2. Sale. If the SKM Limited Partners consummate a proposed Sale described in the Drag Along Notice, each other holder of Units (each a “Participating Seller,” and, together with the selling SKM Limited Partners the “Drag Along Sellers”) shall be obligated to sell in the proposed Sale Units or shares of Blocker Stock representing the Drag Along Percentage of Units and/or shares of Blocker Stock held by such holder on the same terms and conditions (subject to Sections 9.3.4 and 9.3.5), as the SKM Limited Partners. If at the end of the 120th day following the Drag Along Notice, the SKM Limited Partners have not completed the proposed Sale (other than as a result of any holder failing to comply with this Section 9.2 or Section 9.3), each Participating Seller shall be released from its obligation under the Drag Along Notice, and it shall be necessary for a separate Drag Along Notice to be furnished and the terms and provisions of this Section 9.2 separately complied with, in order to consummate such proposed Sale.

9.2.3. Restrictions. The SKM Limited Partners may not elect to exercise their rights and shall not be subject to any obligations under this Section 9.2 (a) with respect to Units held by Management Limited Partners if the SKM Limited Partners and TCP Limited Partners together do not own at least fifty percent (50%) of the Capital Units outstanding or (b) with respect to Units held by the TCP Limited Partners or Buller Limited Partners if the SKM Limited Partners together do not own at least fifty percent (50%) of the Capital Units outstanding.

9.3. Miscellaneous Provisions Relating to Sales under Sections 9.1and 9.2. Unless stated otherwise, the following provisions shall be applied to any Sale to which Sections 9.1 or 9.2 relates:

9.3.1. Securities as Consideration. In the event the consideration to be paid in a proposed Sale pursuant to Section 9.1 or 9.2 includes any securities, and the receipt thereof by a Participating Seller: (a) would require under applicable law the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (b) would require under applicable law the provision of any information other than such information as would be required under Regulation D in an offering made solely to Accredited Investors, then the Selling Limited Partner may (i) cause to be paid to such Participating Seller in lieu thereof, against surrender of the Units or shares of Blocker Stock (in accordance with Section 9.3.4) which would have otherwise been Sold by such Participating Seller to the Prospective Buyer in the Sale, an amount in cash equal to the Fair Market Value of such Units or shares of Blocker Stock as of the date of the issuance of securities in exchange for Units or shares of Blocker Stock or (ii) exclude such Participating Seller from the Sale.

9.3.2. Cooperation. Each Participating Seller whether in his or its capacity as a Participating Seller, Limited Partner, holder of Interests, officer of the Partnership, or otherwise, shall make commercially reasonable efforts to take or cause to be taken at the expense of the Partnership all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Sale pursuant to Section 9.1 or 9.2 and any related transactions, including without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; in the case of a Participating Seller that is not an Accredited Investor, being represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented; and otherwise cooperating with the Selling Limited Partner and the Prospective Buyer. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements containing the same terms and conditions applicable to each Participating Seller as may be reasonably specified by the Selling Limited Partner and to which the Selling Limited Partner will also be party, including without limitation agreements to (a) make individual representations, warranties and covenants as to the unencumbered title to its Units and shares of Blocker Stock and the power, authority and legal right to Transfer such Units and shares of Blocker Stock and (b) be severally (with all other sellers) liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Partnership and its Subsidiaries; provided, however, that, except with respect to individual representations, warranties, covenants, indemnities and other agreements of Participating Sellers of the type described in clause (a) above, the aggregate amount of such liability shall not exceed the lesser of (i) such Participating Seller’s pro rata portion of any such liability and (ii) the proceeds to such Participating Seller in connection with such Sale and provided, further, that no Limited Partner shall be obligated to enter into a non-competition agreement in connection with a Sale pursuant to Section 9.2.

9.3.3. Closing. The closing of a Sale pursuant to Section 9.1 or 9.2 shall take place at such time and place as the Selling Limited Partner shall specify by notice to each Participating Seller, which such notice shall be delivered at least 5 business days prior to the proposed closing date. At the closing of any Sale under Section 9.1 or 9.2, each Participating Seller shall deliver such documents as the Selling Limited Partner may reasonably request to transfer the Units and shares of Blocker Stock to be Sold by such Participating Seller, against delivery of the applicable consideration. The

Participating Sellers in a Sale pursuant to Section 9.1 or 9.2 shall receive the applicable consideration for the Units or shares of Blocker Stock Sold or otherwise disposed of by the Participating Sellers pursuant to the Sale (after deduction of the proportionate share of (i) the expenses associated with such sale that are paid by the Partnership in connection with such Sale, (ii) amounts paid into escrow or held back, in the reasonable determination of the Selling Limited Partner, for indemnification or post-closing expenses and (iii) amounts subject to post-closing purchase price adjustments, and addition of the proportionate share of any fee or other amount paid to any Limited Partner or its Affiliates in connection with such Sale) concurrently with the receipt of such consideration by the Selling Limited Partner. It is understood and agreed that no Limited Partner shall have any liability to any other Limited Partner arising from, relating to or in connection with any proposed Sale which is the subject of a Tag Along Notice or Drag Along Notice whether or not such proposed Sale is consummated (except to the extent such Limited Partner shall have failed to comply with the provisions of this Article IX).

9.3.4. Pro Rata Allocation of Consideration between Units and Blocker Stock. The relative amounts of consideration to be received in respect of Units and shares of Blocker Stock, in any Sale pursuant to Section 9.1 or 9.2 shall be pro rata (subject to Section 9.3.5) in accordance with the number of Units, or with respect to shares of Blocker Stock, in accordance with the number of Units represented by such shares of Blocker Stock; provided, however, that if in such Sale a holder of Series A-2 Units sells Series A-2 Units (rather than the shareholders of such holder selling shares of capital stock in such holder), then notwithstanding Section 9.3.5, the amount of consideration to be received by such holder of Series A-2 Units shall be an amount such that the after-tax proceeds distributed to the shareholders of such holder of Series A-2 Units (assuming that 100% of such consideration is distributed to the shareholders) and the consideration received by the Limited Partners other than such holder of Series A-2 Units would be pro rata in proportion to the total number of Units held directly, or, in the case of the shareholders of such holder of Series A-2 Units, indirectly through such holder of Series A-2 Units. For purposes of the preceding proviso, the after-tax proceeds of the shareholders of a holder of Series A-2 Units will be determined using the Corporate Tax Rate.

9.3.5. Pro Rata Allocation of Consideration Among Units. The relative amounts of consideration to be received in respect of Units Sold (directly or indirectly through the Sale of Blocker Stock) pursuant to this Article IX shall be determined as if the proceeds of such Sale were Distributed in accordance with Section 5.2 hereof; provided, however, that with respect to a Class A Unit issued (i) upon conversion of Class D Unit in accordance with Section 3.2 hereof and (ii) within one year prior to the date of the Sale contemplated by this Article IX, the holder thereof shall be entitled to receive from the Partnership, immediately prior to the time any proceeds of such Sale are distributed, an amount equal to the lesser of (i) the Conversion Price paid in respect of such Class D Unit and (ii) the amount that would be Distributed to such holder in accordance with Section 5.2 hereof and the proceeds of such Sale allocated to such holder shall be reduced by the amount paid to the holder in accordance with this proviso.

ARTICLE X

CALL AND PUT RIGHTS

10.1. Call Option on Management Limited Partner Units. If the employment of a Management Limited Partner or any Affiliate thereof with the Partnership or its Subsidiaries is terminated at any time and for any reason, the Partnership will have the right, but not the obligation, within 60 days of the termination, to purchase all or any portion of the Units held by such Management Limited Partner by delivering a notice (the “Call Notice”) to the Limited Partner stating the number of Units to be repurchased by the Partnership. In the event termination is for Cause, the purchase price for each Unit shall be the lower of (i) Cost, less the aggregate amount of Distributions (other than Tax Distributions) made with respect to such Unit in accordance with Article V hereof or, in the case of Class C Units only, the amount credited to the holder of such Unit pursuant to a Deferred Compensation Agreement and (ii) Fair Market Value. In the event termination is other than for Cause, the purchase price for each Unit shall be Fair Market Value.

10.2. Call Option on Buller Limited Partner Units. If Mark Buller’s employment with the Partnership or its Subsidiaries is terminated by the Partnership for Cause or by Mark Buller without Good Reason, the Partnership will have the right, but not the obligation, within 60 days of the termination, to purchase all or any portion of the Units held by the Buller Limited Partners by delivering a Call Notice to the Buller Limited Partner stating the number of Units to be repurchased by the Partnership. In the event of termination for Cause, the purchase price for each Unit held as of immediately following the Closing by Mark Buller (determined with respect to Units held indirectly through another entity by reference to the percentage ownership by Mark Buller in a Buller Limited Partner) shall be the lower of (i) Cost, less the aggregate amount of Distributions (other than Tax Distributions) made with respect thereto in accordance with Article V hereof or (ii) Fair Market Value, and the purchase price for each Unit not held as of immediately following the Closing by Mark Buller (determined in the same manner as above) will be Fair Market Value. In the event of termination by Mark Buller without Good Reason, the purchase price for each Unit held by any Buller Limited Partner shall be Fair Market Value.

10.3. Payment of Purchase Price. In the event the Partnership elects to exercise a call option under Section 10.1 or 10.2 above with respect to any Limited Partner, the Partnership may purchase such Limited Partner’s Units in cash or with a subordinated note of the Partnership in the form attached hereto as Exhibit A, bearing interest at a rate that is 1% higher than the rate paid by Opco on the revolving portion of its Credit Agreement, with a maturity date not more than three years from the date of issuance; provided, however that the Partnership shall pay a portion, not to exceed 25%, of such purchase price in cash to the extent permitted as of the closing date of such purchase by the Credit Agreement and other lending agreements with any Person that is not an Affiliate of the Partnership. The closing date for such purchase shall be within 10 business days of the delivery of the Call Notice pursuant to Section 10.1 or 10.2, as applicable.

10.4. Limited Partners Call Option. In the event the Partnership does not exercise a call option under Section 10.1 or 10.2 above with respect to any Limited Partner, it will notify each Limited Partner not subject to the call, and such Limited Partners shall have the right, but not the obligation, within 30 days of receipt of such notice, to purchase in cash, its pro rata portion of the Units based on the number of Capital Units held by such Limited Partner and the total number of such Capital Units outstanding, or such other portion agreed upon among the Limited Partners electing to exercise the call option, at the price the Partnership could have purchased such Units, by delivering a written notice to the terminated Limited Partner and to the General Partner.

10.5. Put Request. If a Management Limited Partner’s employment or the employment of one of the members of the original Buller Limited Partner terminates by reason of his death or disability, such Limited Partner or his estate may request that the Partnership purchase the outstanding Units held by him or it at Fair Market Value. The Partnership will undertake commercially reasonable efforts to purchase the Units to the extent and in a form advisable given the financial condition of the Partnership and its Subsidiaries at the time, including without limitation restrictions imposed by the Credit Agreement or other indebtedness of the Partnership or its Subsidiaries.

10.6. Restrictions. This Article X shall apply to Units Transferred by a Management Limited Partner or Buller Limited Partner to Permitted Transferees but shall not apply to Units Transferred by a Management Limited Partner or a Buller Limited Partner to any other Person.

ARTICLE XI

PROPOSED SALE OF THE PARTNERSHIP

11.1. Notification. Upon (i) obtaining knowledge of a bona fide offer by any Person to enter into a transaction or series of transactions with the Partnership that would result in a Change of Control or (ii) a decision by the Board of Managers of the General Partner to consider liquidity options, the General Partner shall, as soon as practicable, give notice (the “Offer Notice”) of such offer (including, to the extent known, the terms and conditions thereof) or decision to the Buller Limited Partners.

11.2. Consideration of Prospective Buyers. Following the Offer Notice (and for so long as a Change of Control transaction or liquidity options are under active consideration), the General Partner shall consider offers to purchase the Partnership from a reasonable number of bona fide prospective buyers selected by the Buller Limited Partners; provided such prospective buyers are reasonably acceptable to the General Partner.

11.3. Right of First Offer. Upon receipt of the Offer Notice, the Buller Limited Partners shall have 60 days to deliver to the Partnership a written offer to purchase the Partnership (the “Buller Offer”), which such offer shall state in reasonable detail the terms and conditions of such offer, including without limitation the purchase price, structure and timing of the proposed transaction. Within 10 days of the earlier to occur of (i) receipt of the Buller Offer or (ii) the expiration of the 60-day period, the Partnership shall notify the Buller Limited Partners in writing whether it will accept a third-party offer, the Buller Offer (if one has been made) or if it intends to solicit offers from additional parties. In the event the Buller Limited Partners shall have submitted an offer and the Partnership indicates that it will solicit competing offers, the Buller Limited Partners shall leave open the Buller Offer for a reasonable period of time to permit the Partnership to meaningfully solicit additional offers. The Partnership may accept a competing offer if it is at a higher valuation than the Buller Offer or the other material terms and conditions of such offer are more favorable, in the reasonable judgment of the Partnership, to the Partnership and/or its Limited Partners than those set forth in the Buller Offer.

11.4. Expiration. The Buller Limited Partners shall have no rights under this Article XI following the earliest to occur of (i) the consummation of a Qualified Public Offering, (ii) the date of termination of Mark Buller’s employment with the Company and its Subsidiaries or, in the event that termination is by the Company other than for Cause or by Mark Buller for Good Reason, twelve months after the date of termination, or (iii) the Transfer of more than 50% of Units held by the Buller Limited Partners as of immediately following the Closing to Persons who are not Permitted Transferees.

ARTICLE XII

BOOKS, RECORDS AND ACCOUNTING; INSPECTION

12.1. Financial Statements. The Partnership shall cause books of account to be maintained reflecting the operations of the Partnership on an annual basis. The fiscal year of the Partnership shall end on December 31, unless and until a different fiscal year end is fixed by the Partnership.

12.1.1. Audited Annual Financials. Unless Opco or the Partnership is then subject to and complying with the reporting requirements under the Exchange Act, within 90 days after the end of each fiscal year the Partnership shall deliver to each of the Limited Partners the consolidated balance sheet of the Partnership and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, cash flows and Limited Partners equity of the Partnership and its Subsidiaries for such fiscal year, prepared in accordance with GAAP, and accompanied by an audit report on such consolidated statements of independent certified public accountants of recognized national standing, which report shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Partnership and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, however that the TCP Limited Partners shall be entitled to receive such information notwithstanding Opco’s or the Partnership’s subjection to and compliance with the reporting provisions of the Exchange Act.

12.1.2. Unaudited Quarterly Financials. Unless Opco or the Partnership is then subject to and complying with the reporting requirements under the Securities Act, within 45 days after the end of each of the first three fiscal quarters in each fiscal year the Partnership shall deliver to each SKM Limited Partner, TCP Limited Partner and Buller Limited Partner the consolidated balance sheet of the Partnership and its Subsidiaries and statement of Limited Partners equity of the Partnership as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows of the Partnership and its Subsidiaries for such fiscal quarter and for the year-to-date, prepared in accordance with GAAP (except for normal year-end adjustments and the absence of footnotes), such consolidated financial statements to be certified by the Chief Financial Officer of the Partnership as fairly presenting, in all material respects, the financial condition of the Partnership and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided, however that the TCP Limited Partners shall be entitled to receive such information notwithstanding Opco’s or the Partnership’s subjection to and compliance with the reporting provisions of the Exchange Act.

12.1.3. Unaudited Monthly Financials. Within 30 days after the end of each of the first two months of each fiscal quarter, the Partnership shall deliver to each SKM Limited Partner, TCP Limited Partner and Buller Limited Partner the consolidated balance sheet of the Partnership and its Subsidiaries and statement of Limited Partners equity of the Partnership as at the end of such fiscal month, and the related consolidated statements of income and cash flows of the Partnership and its Subsidiaries for such fiscal month and for the year-to-date, prepared in accordance with GAAP (except for normal year-end adjustments and the absence of footnotes), such consolidated financial statements to be certified by the Chief Financial Officer of the Partnership as fairly presenting, in all material respects, the financial condition of the Partnership and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

12.1.4. Annual Budgets. The Partnership shall deliver to each of the SKM Limited Partners, the TCP Limited Partners and the Buller Limited Partners the annual operating budget for each fiscal year prior to the end of previous fiscal year or as soon as practicable thereafter.

12.2. Confidentiality and Non-Disclosure. Except as otherwise consented to by the Partnership, all information which has been furnished to a Limited Partner or will be furnished to it, pursuant to this Agreement or otherwise, relating to the Partnership or any of its Affiliates or the business of any of them will be kept confidential, will not be used by such Limited Partner, or by any of its agents, representatives, or employees, for any purpose other than evaluating and monitoring the investment in the Partnership and enforcing rights hereunder, and except as permitted in this Section 12.2 will not be disclosed by such Limited Partner, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part; provided, however, that the foregoing shall not apply to any information that (a) was in such Limited Partner’s possession prior to disclosure by the Partnership or any of its Affiliates, (b) was generally known at the time of disclosure to such Limited Partner, or becomes so generally known after such disclosure, through no act of such Limited Partner or its employees or agents, or (c) has come into the possession of such Limited Partner from a third party who, to such Limited Partner’s knowledge, after reasonable inquiry, is under no obligation to the Partnership or any of its Affiliates to maintain the confidentiality of such information. Each Limited Partner shall be permitted to disclose such information: (i) to those of its direct or indirect agents, partners, members, representatives, and employees who need to be familiar with such information in connection with such Limited Partner’s investment in the Partnership for use solely for such purpose, provided, however, that each such Person shall have been informed of the covenants set forth in this Section 12.2 and such Limited Partner shall be liable for any breach by any such Person of such covenants; (ii) to the extent required by law, so long as such Limited Partner shall have, to the extent reasonably practicable, first afforded the Partnership with a reasonable opportunity to contest the necessity of disclosing such information; (iii) with the prior consent of the General Partner, which consent shall not be unreasonably withheld, to any prospective transferee of such Limited Partner, provided, that such prospective transferee agrees to be bound by the provisions of this Section 12.2, and, provided, further, that prior to such disclosure by any SKM Limited Partner or TCP Limited Partner, such Limited Partner obtains the consent of the TCP Limited Partners and SKM Limited Partners, respectively (which such consent shall not be unreasonably withheld). In addition, any SKM Limited Partner, TCP Limited Partner and their Affiliates shall be permitted to disclose such information in any confidential offering or placement memorandum or as required to comply with organizational or investor agreements. Without intending to limit the remedies available to the Partnership, each Limited Partner acknowledges that a breach of this Section 12.2 may result in material irreparable injury to the Partnership or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Partnership shall be entitled to specifically enforce the covenants contained herein without the posting of a bond and such Limited Partner agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy. The provisions of this Section 12.2 shall survive any termination of this Agreement and shall continue to bind each Person who was ever subject to this provision even if such Person would otherwise cease to be subject to this provision.

Notwithstanding anything herein to the contrary, except as necessary to comply with securities laws, each Limited Partner (and each employee, representative or other agent of the Limited Partner) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering of the limited partnership interests in the Partnership and all materials of any kind (including opinions or other tax analyses) that are provided to such Limited Partner relating to such tax treatment or tax structure. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the offering but does not include information relating to the identity of the Partnership, the General Partner or any Limited Partner.

12.3. Inspection; Access. The Partnership shall permit any authorized representative of the TCP Limited Partners or the SKM Limited Partners to visit and inspect the Partnership and any of its Subsidiaries, including their respective financial and accounting records and to discuss their respective affairs, finances and accounts with their respective officers and independent certified public accounts, all upon reasonable prior written notice and at such reasonable times during business hours, as often as may be reasonably requested. The Partnership shall permit reasonable access during business hours in a manner that does not unduly interfere with the business of the Partnership and its Subsidiaries to prospective transferees of the TCP Limited Partners or SKM Limited Partners with the prior consent (which shall not be unreasonably withheld) of the SKM Limited Partners or TCP Limited Partners, respectively.

ARTICLE XIII

REGISTRATION RIGHTS

13.1. Demand Registrations. The (i) SKM Limited Partners, at any time, (ii) TCP Limited Partners after the fifth anniversary of the Closing or (iii) TCP Limited Partners or Buller Limited Partners more than 180 days after a Qualified Public Offering may, by written notice to the Partnership, request that the Partnership effect the registration for a Public Offering of Registrable Shares having an anticipated net aggregate offering price of at least $10,000,000 ($25,000,000 in the case of an underwritten offering, and in each case including all Registrable Securities to be offered by the Partnership and requesting holders). If the Limited Partners initiating the registration intend to distribute the Registrable Shares in an underwritten offering, they will so advise the Partnership in their request. Promptly after receipt of notice requesting registration pursuant to this Section 13.1, the Partnership will give written notice of such requested registration to all other holders of Registrable Shares. Subject to the limitations set forth in Sections 13.1.1, the Partnership will use its commercially reasonable efforts to effect the registration under the Securities Act of the Registrable Shares that the Partnership has been requested to register by the Limited Partners requesting such registration and all other Registrable Shares that the Partnership has been requested to register by other holders of Registrable Shares by notice delivered to the Partnership within 20 days after the giving of such notice by the Partnership.

13.1.1. Limitations. The Partnership will not be required to effect (i) more than three registrations at the request of the TCP Limited Partners, (ii) more than three registrations at the request of the Buller Limited Partners, (iii) more than five registrations at the request of an SKM Limited Partner or (iv) more than one registration in any 180-day period; provided, that, a Limited Partner shall be charged with a request only if a Registration Statement covering at least 25% of the applicable Registrable Shares shall have (a) become effective or (b) been withdrawn at the request of the holders of a majority of the Registrable Shares initiating such registration (other than as a result of information that, in the initiating Limited Partners’ reasonable good faith judgment, will have a material adverse effect on the business or financial condition of the Partnership and which is made known to the initiating Limited Partners after the date on which such registration was requested). If from the time of any request to register Registrable Shares pursuant to this Section 13.1 to but not including the date when such registration becomes effective, the Partnership is engaged or has firm plans to engage within 90 days of the time of such request in a registered public offering as to which the holders may include Registrable Shares pursuant to Section 13.2, then the Partnership may at its option decline such request.

13.2. Piggyback Rights. Whenever the Partnership (for itself or for any other shareholder) proposes to register any of its equity securities under the Securities Act on a form of Registration Statement that would allow registration of Registrable Shares for sale to the public (except with respect to Registration Statements on Form S-4, Form S-8 or their respective successor forms) the Partnership will, prior to such filing, give written notice to all Limited Partners of the Partnership’s intention to so register. Upon the written request of any Limited Partner given within 10 days after the Partnership provides such notice, the Partnership shall use reasonable efforts to cause all of such Limited Partners’ requested Registrable Shares to be registered under the Securities Act; provided, however, that the Partnership shall have the right to postpone or withdraw any registration proposed pursuant to this Section 13.2 without obligation to any Limited Partner.

13.3. Selection of Underwriter. In the case of any offering under Section 13.1 or 13.2 involving an underwriting, the General Partner shall have the right to designate the managing underwriter; provided, however, that such managing underwriter shall be an investment bank of national reputation.

13.4. Allocation of Shares. In connection with any offering under Section 13.1 or Section 13.2 involving an underwriting, the Partnership shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as agreed upon between the Partnership and the underwriters selected by it. Further, if the managing underwriter advises the Partnership that, in its view, the number of Registrable Shares requested to be included in such registration exceeds the Maximum Offering Size, the Partnership will include in such registration, in the following priority, up to the Maximum Offering Size: first, so many Securities proposed to be registered by the Partnership as would not cause the offering to exceed the Maximum Offering Size; and second, any Registrable Shares requested to be included in such registration by the Limited Partners, allocated, if necessary, pro rata on the basis of their relative number of Registrable Shares so held.

13.5. Registration and Offering Procedures. In connection with the registration of Registrable Shares under the Securities Act, the Partnership shall:

(a) Prepare and file with the Commission the Registration Statement and use its commercially efforts to cause such Registration Statement to become effective.

(b) Following the effectiveness of the Registration Statement, prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for a period of not less than 180 days from the effective date;

(c) Furnish to each selling Limited Partner such reasonable numbers of copies of the prospectus included in the Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Limited Partner may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such selling Limited Partner;

(d) Use commercially reasonable efforts to promptly remove restrictive legends from any Registrable Securities to be sold pursuant to the Registration Statement.

(e) Use commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or blue sky laws of such states as the selling Limited Partners shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Limited

Partners to consummate the public sale or other disposition within such states of the Registrable Shares owned by the selling Limited Partners; provided, however, that the Partnership shall not be required in connection with this paragraph (e) to qualify as a foreign corporation in any jurisdiction, execute a general consent to service of process in any jurisdiction, or subject itself to taxation in any jurisdiction;

(f) Enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Shares, including without limitation providing reasonable access for due diligence, including such information in the prospectus as is reasonably requested by the managing underwriter and making management available to participate in a “roadshow” as reasonably requested by the managing underwriter;

(g) To the extent practicable, provide legal opinions covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the holders of Registrable Shares and the underwriter, and an auditor’s “comfort letter” addressed to the selling Limited Partners;

(h) Following a Public Offering, provide adequate current public information necessary for compliance with Rule 144(c) of the Securities Act; and

(i) Otherwise cooperate reasonably with, and take such customary actions as may reasonably be requested by the holders of Registrable Shares in connection with such registration.

13.6. Amended Prospectus. If the Partnership has delivered preliminary or final prospectuses to the selling Limited Partners and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Partnership shall promptly notify the selling Limited Partners and, if requested, the selling Limited Partners shall immediately cease making offers of Registrable Shares and return all prospectuses to the Partnership. The Partnership shall promptly provide the selling Limited Partners with revised prospectuses and, following receipt of the revised prospectuses and compliance with any related requirements of the Securities Act and any applicable state securities or blue sky laws, the selling Limited Partners shall be free to resume making offers of the Registrable Shares. Any period during which a prospectus is unusable pursuant to this Section 13.6 shall be added to the 180-day period in Section 13.5(b).

13.7. Allocation of Expenses. The Partnership will pay all expenses incurred by the Partnership in complying with this Article XIII, including all registration and filing fees, exchange listing fees, printing expenses, NASD fees, fees of accountants for the Partnership, fees and disbursements of counsel of the Partnership and the reasonable fees and expenses of one counsel selected by the holder(s) of a majority of the Registrable Shares included in such registration (or, in the case of a registration pursuant to Section 13.1, by the Limited Partner initiating such registration), state securities or blue sky reasonable fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions or any other brokerage or underwriting fees and expenses and the fees and expenses of the selling Limited Partners’ own counsel (other than the one counsel selected as provided above and, if an additional counsel to certain selling Limited Partners is used that is also counsel to the Partnership, such counsel).

13.8. Indemnification, Etc.

13.8.1. Indemnification by Partnership. The Partnership will indemnify and hold harmless each seller of Registrable Shares, each underwriter of Registrable Shares, and each other person, if any, who controls any such seller or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934 against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or blue sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement including such Registrable Shares, any preliminary prospectus or final prospectus contained in such Registration Statement, any amendment or supplement to such Registration Statement, or any other disclosure document, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and, the Partnership will reimburse each such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Partnership will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (a) any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Partnership, in writing, relating to such seller by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof or (b) the failure of such seller to deliver copies of the prospectus in the manner required by the Securities Act.

13.8.2. Indemnification By Sellers. Each seller of Registrable Shares, severally (and not jointly or jointly and severally), will indemnify and hold harmless the Partnership, each of its directors and officers and each underwriter, if any, and each person, if any, who controls the Partnership or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Partnership, such director, officer, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or blue sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or any other disclosure document, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Partnership relating to such seller by or on behalf of such seller, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment, supplement or other disclosure document; provided, however, that the obligations of a Limited Partner hereunder shall be limited to an amount equal to the net proceeds to the Limited Partner arising from the sale of Registrable Shares as contemplated herein.

13.8.3. Notice of Claims. Each party entitled to indemnification under this Section 13.8 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) within a reasonable period of time after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be withheld unreasonably). The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party in the defense of any such claim or litigation shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

13.8.4. Contribution. If the indemnification provided for herein is for any reason unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Partnership, the sellers of Registrable Shares and any underwriter in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Partnership, the sellers of Registrable Shares and any underwriter will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Partnership and sellers of Registrable Shares agree that it would not be just and equitable if contribution pursuant to this Section 13.8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding sentence will be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 13.8.4, no seller of Registrable Shares will be required to contribute any amount in excess of the amount by which the total price at which the Registrable Shares of such seller of Registrable Shares was offered to the public (less underwriters discounts and commissions) exceeds the amount of any damages which such seller of Registrable Shares has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

13.9. Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Partnership such information regarding such holder and the distribution proposed by such holder as the Partnership may reasonably request in writing if it is required in connection with any registration, qualification or compliance referred to in this Article XIII.

13.10. “Lock-Up” Agreement. Each Limited Partner, if requested by the General Partner and an underwriter of Common Stock or other securities of the Partnership and agreed to by the SKM Limited Partners and TCP Limited Partners, shall agree pursuant to a written agreement not to sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Partnership held by such Limited Partner for a specified period of time (not longer than seven days) prior to the effective date of a Registration Statement and for a specified period of time (not longer than 180 days) following the effective date of a Registration Statement; provided, however, that such agreement shall not apply to any Registrable Shares (or other securities of the Partnership) held by such Limited Partner if they are included in the Registration Statement or to Permitted Transfers. The Partnership may impose stop transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restrictions, until the end of the lock-up period. The written agreement referred to in the first sentence of this Section 13.10 is in addition to and not in replacement of other transfer restrictions contained in this Agreement.

ARTICLE XIV

RIGHT TO CONVERT TO CORPORATE FORM

14.1. General Partner’s Right to Convert. Each Limited Partner agrees and acknowledges that the Partnership may be converted or reorganized into a corporation or other entity in accordance with applicable law at any time, in the sole discretion of the General Partner and without the consent of any Limited Partner. If the General Partner determines to convert the Partnership into a successor entity, each Limited Partner shall take all action reasonably requested by the General Partner to effectuate such conversion, which may involve converting the Partnership from a Delaware limited partnership to a corporation organized under the laws of Delaware or another jurisdiction, whether by merger, a tax-free contribution under Section 351 of the Code or by such other form of transaction as may be available under applicable law, and which may require the conversion of Interests into shares of common stock or other securities in the Partnership or another successor entity. The Limited Partners shall execute necessary agreements and documents, including without limitation a stockholders agreement reflecting substantially similar economic and governance arrangements as contained in this Agreement and the governing agreements of the General Partner, as necessary to effect the conversion.

14.2. Effect of Conversion. Upon the conversion of the Partnership into a corporation, each Unit shall be automatically converted into that number of shares of the successor entity that, in the good faith judgment of the General Partner, represents the Fair Market Value of such Unit prior to the conversion; provided, however, that each Class D Unit shall be automatically converted into, at the option of the holder, (a) a number of shares of restricted stock of the successor entity that, in the good faith judgment of the General Partner, represents the Fair Market Value of such Class D Unit prior to the conversion (for the avoidance of doubt, taking into account such Unit’s Distribution Threshold) or (b) an option to purchase that number of shares of restricted stock of the successor entity and with an exercise price that, in the good faith judgment of the General Partner, represents the Fair Market Value of such Class D Unit prior to the conversion (for the avoidance of doubt, taking into account such Unit’s Distribution Threshold). In addition, each reference herein to Partnership, Partner and Unit shall be deemed to be a reference to the successor entity, its equity holders and its common stock, respectively, and each provision contained herein shall apply to the successor entity, equity holders and common stock mutatis mutandis.

14.3. Investment Decision. It is the intent of each Limited Partner that the General Partner’s right to convert the Partnership into corporate form and the conversion or reorganization of any of the Partnership’s operating divisions, whether currently existing or existing in the future, into corporate form are part of the such Limited Partner’s investment decision with respect to the Interests of such Limited Partner. Each Limited Partner acknowledges and agrees that it is possible that any such conversion or reorganization could have adverse tax consequences for some or all of the Limited Partners.

ARTICLE XV

AMENDMENTS TO AGREEMENT

15.1. Amendments. This Agreement may be modified or amended with the prior written consent of the General Partner, the SKM Limited Partners, TCP Limited Partners and Buller Limited Partners holding at least eighty percent (80%) of the Capital Units owned in the aggregate by such Limited Partners. Notwithstanding the foregoing (i) no amendment or supplement to, or modification of, this Agreement shall be made (whether by merger or otherwise) which would adversely affect the holders of any Class of Units disproportionately relative to any other Class of Units (it being agreed that neither the authorization and issuance of a new type or Class of Units nor the authorization and issuance of additional Interests of any type or Class shall constitute such an adverse effect if the amendment, supplement or modification of this Agreement entered into in connection with such authorization or issuance and such new or additional Interests does not affect the holders of any Class of Units disproportionately relative to any other Class of Units) without the prior written consent of the holders of a majority of the Class of Units so affected by such amendment; provided, however, that notwithstanding the above, no amendment or supplement to, or modification of this Agreement shall require the consent of any holder of Class C Units as such, (ii) no amendment or supplement to, or modification of, this Agreement shall be made (whether by merger or otherwise) which would adversely affect the SKM Limited Partners, TCP Limited Partners, Buller Limited Partners and/or Management Limited Partners disproportionately relative to any other type of Limited Partner (it being agreed that neither the authorization and issuance of a new type or Class of Interests nor the authorization and issuance of additional Interests of any type or Class shall constitute such an adverse effect if the amendment, supplement or modification of this Agreement entered into in connection with such authorization or issuance and such new or additional Interests does not affect such Limited Partner disproportionately relative to any other such Limited Partner) without the prior written consent of such Limited Partner so affected by such amendment, (iii) no amendment or supplement to, or modification of, Article XI of the Agreement shall be made which would adversely affect the Buller Limited Partners without the prior written consent of the majority in interest of Buller Limited Partners, (iv) no amendment or supplement to, or modification of (x) any provision requiring capital contributions by Limited Partners, (y) provisions regarding rights to Distributions (except as a result of additional issuances of Interests) or (z) provisions regarding restrictions on transfer (including rights of first offer, tag along and drag along rights), in each case, that adversely affect the TCP Limited Partners, shall be made without the prior written consent of the majority in interest of the TCP Limited Partners, and (v) this Agreement may be amended by the General Partner if (a) such amendment is being executed to reflect the issuance of additional Interests after the Closing in accordance with this Agreement or (b) such amendment is being executed to reflect the acceptance of a new Limited Partner pursuant to this Agreement. The Partnership shall furnish copies of amendments to this Agreement to each Limited Partner after the effectiveness thereof.

ARTICLE XVI

DISSOLUTION OF COMPANY

16.1. Termination of Limited Partnership. No Limited Partner shall resign or withdraw from the Partnership except as provided in Section 7.6. The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Limited Partner shall not in and of itself cause the Partnership to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Partnership shall be continued without dissolution.

16.2. Events of Dissolution or Liquidation. The Partnership shall be dissolved (i) upon the consent of the General Partner and the SKM Limited Partners, TCP Limited Partners and Buller Limited Partners holding at least eighty percent (80%) of the Units owned in the aggregate by such Limited Partners, which consent shall be in lieu of any vote otherwise required or permitted under the Act for dissolution or (ii) the occurrence of any event that is required to cause the dissolution of the Partnership under the Act or any other Laws.

16.3. Liquidation. Upon dissolution of the Partnership for any reason, the Partnership shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Partnership’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Partnership to minimize the normal losses attendant to the liquidation process. The Partnership’s property and assets or the proceeds from the liquidation thereof shall be distributed (i) in accordance with the Act and (ii) following satisfaction (whether by payment or the making of reasonable provision for payment) of the Partnership’s liabilities, in accordance with and in proportion to the Limited Partners’ positive Capital Accounts, as determined after taking into account all Distributions previously made and all allocations pursuant to Sections 17.2, 17.5 and 17.6. Upon such final accounting, the General Partner shall cancel the Certificate in accordance with the Act and the Partnership’s existence as a separate legal entity shall terminate.

16.4. No Further Claim. Without limitation of the provisions of Section 16.1 and 16.2, upon dissolution, each Limited Partner shall look solely to the assets of the Partnership for the return of its capital, and if the Partnership’s property remaining after payment or discharge of the debts and liabilities of the Partnership, including debts and liabilities owed to one or more of the Limited Partners, is insufficient to return the aggregate capital contributions of each Limited Partner, such Limited Partners shall have no recourse against the Partnership, any Limited Partner or the General Partner.

ARTICLE XVII

CAPITAL ACCOUNTS; ALLOCATIONS

17.1. Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained for each Limited Partner which shall be increased by (a) the amount of cash and the fair market value of any other property contributed by such Limited Partner (or its predecessors in interest) to the Partnership as a capital contribution (net of liabilities secured by such property or that the Partnership is considered to assume or take the property subject to pursuant to Code Section 752) and (b) such Limited Partner’s distributable share of the Net Profit or any item in the nature of income or gain which is specially allocated pursuant to Section 17.6, and shall be reduced by (x) the amount of cash and the fair market value of any other property distributed to such Limited Partner (net of liabilities secured by such property or that the Limited Partner is considered to assume or take the property subject to pursuant to Code Section 752) and (y) such Limited Partner’s share of the Net Loss and any item in the nature of expense or loss which is specially allocated pursuant to Section 17.6. The Capital Accounts of the Partnership shall be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and this Agreement shall be interpreted consistently therewith.

17.2. Revaluations of Assets and Capital Account Adjustments. Immediately preceding the issuance of additional Interests in the Partnership for cash, property or services and upon the redemption of the Interest of a Limited Partner or the liquidation of the Partnership, the then prevailing Asset Values of the Partnership shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, and any increase or decrease in the net equity value of the Partnership (Asset Values less liabilities) shall be credited or debited to the Capital Accounts of the Limited Partners in the same manner as Net Profits are credited under Section 17.5 (or any decrease in the net equity value of the Partnership shall be charged in the same manner as Net Losses are charged under Section 17.5).

17.3. Additional Capital Account Adjustment. If the Partnership makes an election under Section 754 of the Code (or is otherwise required pursuant to Section 734 or Section 743 of the Code) to provide a special basis adjustment upon the transfer of an Interest in the Partnership or the distribution of property by the Partnership, Capital Accounts shall be adjusted to the limited extent required by the Treasury Regulations under Section 704 following such transfer or distribution.

17.4. Additional Capital Account Provisions. In the event that all or a portion of the Interest of a Limited Partner is transferred in accordance with the terms of this Agreement, the transferee of such Interest shall succeed to all or the relevant portion of the Capital Account of the transferor. Any Interest held by a Limited Partner may not be transferred independently of the interest in the capital of the Partnership to which such Interest relates. No Limited Partner shall have the right to demand a return of all or any part of its capital contributions or Capital Account. Any return of the capital contributions or Capital Account of any Limited Partner shall be made solely from the assets of the Partnership and only in accordance with the terms of this Agreement. No interest shall be paid to any Limited Partner with respect to its capital contribution or Capital Account. No Limited Partner shall have any obligation to repay any deficit balance in its Capital Account.

17.5. Net Profit or Net Loss.

17.5.1. Determination. The “Net Profit” or “Net Loss” of the Partnership for each calendar year or relevant part thereof shall mean the Partnership’s taxable income or loss for such period (including therein all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(a) Gain or loss attributable to the disposition of property of the Partnership with an Asset Value different than the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property and any tax gain or loss not included in Net Profit or Loss shall be taken into account and allocated among the Limited Partners pursuant to Section 17.7.

(b) Depreciation, amortization or other cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes at the beginning of a year shall be an amount which bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deductions for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such year is zero, depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the General Partner.

(c) Any items which are specially allocated pursuant to Section 17.6 shall not be taken into account in determining Net Profit or Net Loss.

(d) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss hereunder shall be considered an item of taxable income or loss.

(e) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations and not otherwise taken into account in computing Net Profit or Net Loss hereunder shall be subtracted from such taxable income or loss.

(f) In the event the Asset Value of any asset of the Partnership is adjusted pursuant to Section 17.2, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss.

17.5.2. Allocation to Capital Accounts. Except as provided in this Section 17.5.3 or elsewhere in this Agreement, Net Profit (and items thereof) and Net Loss (and items thereof) for any fiscal year shall be allocated among the Limited Partners in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly as possible, equal to the aggregate amount that would be distributed to such Limited Partner under this Agreement pursuant to Section 5.1 and Section 5.2 if (i) the Partnership were dissolved and terminated; (ii) its affairs were wound up and each Partnership asset were sold for cash equal to its Asset Value; (iii) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Asset Value of the assets securing such liability); and (iv) the net assets of the Partnership were distributed in accordance with Section 5.2 to the Limited Partners immediately after giving effect to such allocation. The General Partner may, in its reasonable discretion, make such other assumptions (whether or not consistent with the above assumptions) as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Limited Partners.

17.5.3. Deemed Liquidity Event. Net Profit or Net Loss realized by any of the Limited Partners upon a Deemed Liquidity Event shall be allocated among the Limited Partners so as to cause the Limited Partners’ Capital Accounts to equal their Liquidating Target Capital Accounts. To the extent that there is insufficient Net Profit or Net Loss to cause the Limited Partners’ Capital Accounts to equal their Liquidating Target Capital Accounts upon a Deemed Liquidity Event, items of income or loss, and, to the extent necessary, guaranteed payments (which shall be deducted as an expense in calculating Net Profit or Net Loss) shall be allocated among the Limited Partners until each Limited Partner’s Capital Account balance shall equal such Limited Partner’s Liquidating Target Capital Account balance.

17.5.4. Distributions in Kind. The amount by which the fair market value of any property to be distributed in kind to the Limited Partners differs from the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Partnership, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Limited Partners as if such property had been sold at its fair market value immediately prior to the Distribution. If any assets are sold in transactions in which, by reason of the provisions of Section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Partnership for purposes of allocation of Net Profit or Net Loss under this Article XVII, and, if such sales shall involve substantially all the assets of the Partnership, the Partnership shall be deemed to have been dissolved notwithstanding any election by the Limited Partners to continue the Partnership for purposes of collecting the proceeds of such sales.

17.6. Regulatory Allocations. There are hereby included in this Agreement such additional provisions governing the allocation of taxable income, gain, loss, deduction and credit

(and items thereof) as may be necessary to provide that the Partnership’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Nonrecourse Deductions” and “Member Nonrecourse Deductions” and the chargeback thereof as set forth in the Treasury Regulations under Section 704(b) of the Code (“Regulatory Allocations”); provided, however, that, to the extent possible, all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of tax items such that each Limited Partner’s share of the Net Profit, Net Loss and Capital of the Partnership will be the same as it would have been had the events requiring the Regulatory Allocations not occurred. The Partnership, based on the advice of the Partnership’s auditors or tax counsel, is hereby authorized to make such special curative allocations of tax items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.

17.7. Tax Allocations: Code Section 704(c) and Unrealized Appreciation or Depreciation. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Partnership with an adjusted basis for federal income tax purposes different than the initial Asset Value at which such property was accepted by the Partnership shall, solely for tax purposes, be allocated among the Limited Partners so as to take into account such difference in the manner required by Section 704(c) and the applicable Treasury Regulations. If upon the acquisition of additional Interests in the Partnership by a new or existing Limited Partner the Asset Value of any of the assets of the Partnership are adjusted pursuant to Section 17.2, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Limited Partners so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Treasury Regulations. The allocations required by this Section 17.7 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Limited Partners or any Limited Partner’s Capital Account. All tax allocations required by this Section 17.7 shall be made using the so-called “traditional method” described in the Treasury Regulations 1.704-3(b); except that the Partnership, with the advice of the Partnership’s auditors or tax counsel, may elect to use the so-called “traditional method with curative allocations” described in Treasury Regulations 1.704-3(c). Except as otherwise provided in this Agreement or as required by the Code or the Treasury Regulations thereunder, all allocations of taxable income, gain, loss, deduction, or items thereof shall be made in accordance with allocations of book items under Section 17.5.2 and 17.5.3, as determined by the Partnership in its sole discretion.

17.8. Changes in Limited Partners Interest. If during any fiscal year of the Partnership there is a change in any Limited Partner’s Interest, the Partnership shall confer with the tax advisors to the Partnership and, in conformity with such advice allocate the Net Profit or Net Loss to the Limited Partners so as to take into account the varying Interests of the Limited Partners in the Partnership in a manner that is not inconsistent with the Code and the Regulations.

17.9. Credits. All foreign tax credits of the Partnership for a fiscal year (or portion thereof, if appropriate) shall be allocated among the Limited Partners in the same proportion as the net income and gains of the Partnership that were subject to the foreign taxes that gave rise to such credits. All other items of federal income tax credit and items of tax credit recapture shall be allocated among the Limited Partners in accordance with the Limited Partners’ Interests in the Partnership as of the time the tax credit or credit recapture arises, as provided in Regulation Section 1.704-1(b)(4)(ii).

17.10. Tax Matters Partner. Unless and until another Partner is designated as the tax matters partner by the General Partner, the General Partner shall be the tax matters partner of the Partnership as provided in the Regulations under Code Section 6231 and any analogous provisions of state or local law and in such capacity is referred to as the “Tax Matters Partner.” The Tax Matters Partner, on behalf of the Partnership and the Limited Partners, shall have all of the rights, authority and power, and shall be subject to all of the obligations of a tax matters partner to the extent provided in the Code and the Regulations.

17.10.1. Representation. The Tax Matters Partner shall represent the Partnership, at the Partnership’s expense, in connection with all examinations of the Partnership’s affairs by tax authorities, including any resulting administrative or judicial proceedings. The Tax Matters Partner, on behalf of the Partnership and the Limited Partners, shall obtain the consent of the SKM Limited Partners, TCP Limited Partners and Buller Limited Partners holding at least eighty percent (80%) of the Units owned in the aggregate by such Limited Partners prior to making any election under the Code, the Regulations or other legal requirements relating to taxes, entering into any settlement, making any filings (other than tax returns) with or entering into any agreements with the Internal Revenue Service or any state, local or foreign tax authority, or making any filings with any court.

17.10.2. Indemnity of Tax Matters Partner. The Partnership shall, to the fullest extent permitted by law, indemnify and reimburse the Tax Matters Partner for all expenses (including legal and accounting fees) incurred as Tax Matters Partner pursuant to this Section 17.10 in connection with any administrative or judicial proceeding with respect to the tax liability of the Limited Partners as long as the Tax Matters Partner has determined in good faith that its course of conduct was in, or not opposed to, the best interest of the Partnership. The payment of all such expenses shall be made before any Distributions are made to the Limited Partners.

17.10.3. Information Furnished. To the extent and in the manner provided by applicable law and Regulations, the Tax Matters Partner shall furnish the name, address, profits interest, and taxpayer identification number of each Limited Partner or any Assignee to the Secretary of the Internal Revenue Service (the “Secretary”).

17.10.4. Notice of Proceedings, etc. The Tax Matters Partner shall use its reasonable efforts to keep each Limited Partner informed of any administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Limited Partner for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Limited Partner with respect to any Partnership item, or of any agreement with the Internal Revenue Service that would result in any material change either in income or loss as previously reported.

17.10.5. Notices to Tax Matters Partner. Any Limited Partner that receives a notice of an administrative proceeding under Code Section 6233 relating to the

Partnership shall promptly notify the Tax Matters Partner of the treatment of any Partnership item on such Limited Partner’s federal income tax return that is or may be inconsistent with the treatment of that item on the Partnership’s return. Any Limited Partner that enters into a settlement agreement with the Secretary with respect to any Partnership item shall notify the Tax Matters Partner of such agreement and its terms within 60 days after its date.

17.11. Tax Returns. The SKM Limited Partner is authorized to execute all tax returns and make all elections or other determinations with respect to taxes if the General Partner requests the SKM Limited Partner to take such action.

ARTICLE XVIII

REPRESENTATIONS AND COVENANTS BY THE PARTNERS

Each Limited Partner hereby severally represents and warrants to, and agrees with, the General Partner, the other Limited Partners, and the Partnership, as follows:

18.1. Investment Intent. Such Limited Partner is acquiring such Limited Partner’s Interest with the intent of holding the same for investment for such Limited Partner’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Interests within the meaning of the Securities Act or any applicable state securities laws in a manner that would violate such laws.

18.2. Securities Regulation. Such Limited Partner acknowledges and agrees that such Limited Partner’s Interest is being issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and exemptions contained in applicable state securities laws, and that such Limited Partner’s Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and those state acts or pursuant to an effective registration statement under the Securities Act and those state acts or in a transaction that is otherwise in compliance with the Securities Act and those state acts. Such Limited Partner understands that such Limited Partner has limited contractual rights, if any, under this Agreement for the registration under the Securities Act of such Limited Partner’s Interest for public sale and that, unless such Limited Partner’s Interest is registered or an exemption from registration is available, such Limited Partner’s Interests may be required to be held indefinitely.

18.3. Knowledge and Experience. Such Limited Partner has such knowledge and experience in financial, tax, and business matters as to enable such Limited Partner to evaluate the merits and risks of such Limited Partner’s investment in the Partnership and to make an informed investment decision with respect thereto.

18.4. Economic Risk. Such Limited Partner is able to bear the economic risk of such Limited Partner’s investment in such Limited Partner’s Interest.

18.5. Binding Agreement. Such Limited Partner has all requisite power and authority to enter into and perform this Agreement. This Agreement is such Limited Partner’s valid and binding agreement, enforceable against such Limited Partner in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights).

18.6. Tax Position. Unless such Limited Partner provides prior written notice to the Partnership, such Limited Partner will not take a position on any federal, state, foreign or other income tax return, in any claim for refund, or in any administrative or legal proceeding that is inconsistent with any information return filed by the Partnership or the provisions of this Agreement.

18.7. Information. Such Limited Partner has received all documents, books, records and other information pertaining to an investment in the Partnership requested by such Limited Partner. Such Limited Partner has had a reasonable opportunity to ask questions of and receive answers concerning the Partnership, and all such questions have been answered to such Limited Partner’s satisfaction.

18.8. No Pledges, Proxies, etc. The Interests acquired by such Limited Partner as provided herein will at the time of such acquisition be held by such Limited Partner free of any pledge, lien, encumbrance, proxy, voting agreement, voting trust or other agreement or restriction (other than those created hereby and those arising under applicable securities laws and, except as provided herein or under applicable securities laws, such Limited Partner is not at the time of such acquisition subject to any agreement or restriction that affects such Limited Partner’s right to vote or transfer such Interests or to exercise any other incident of ownership thereof.

18.9. Business of Blockers. Each Limited Partner that has issued Blocker Stock shall not engage in any business other than the holding of Units and shall have no assets or liabilities other than those associated with its ownership of Units or arrangements between holders of Blocker Stock of such Limited Partner.

ARTICLE XIX

PARTNERSHIP REPRESENTATIONS

In order to induce the Limited Partners to enter into this Agreement and to make the capital contributions contemplated hereby, the Partnership hereby represents and warrants to each Limited Partner as follows:

19.1. Organization, etc. The Partnership is a duly formed and validly existing limited partnership under the Act and the Certificate has been duly filed as required by the Act. The Partnership has all necessary power and authority under the Act to issue the Interests to be issued to the Limited Partners hereunder.

19.2. Interests. When the Interests are issued to the Limited Partners as contemplated by this Agreement and the capital contributions required to be made by such Limited Partners are made, the Interest issued to such Limited Partners will be duly and validly issued and no liability for any additional capital contributions or for any obligations of the Partnership will attach thereto, except to the extent required by the Act or this Agreement.

ARTICLE XXI

NDEMNIFICATION

20.1. General. The Partnership shall, to the fullest extent permitted by law, indemnify, defend, and hold harmless the General Partner, the members of the Board of Managers and each Member of the General Partner, and each of the foregoing Person’s officers, directors, partners, members, shareholders, employees, and agents (all such indemnified persons being referred to as “Indemnified Persons”), as and to the extent set forth in Section 6.1 of the GP Agreement.

20.2. Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Partnership, any of its Subsidiaries, the General Partner or to any Limited Partner for any loss as and to the extent set forth in Section 6.2 of the GP Agreement. No member of the General Partner or Limited Partner shall be liable, in damages or otherwise, to the Partnership, any of its Subsidiaries, the General Partner or to any Limited Partner for any loss that arises out the exercise of rights by such member of the General Partner or a Limited Partner contained in the GP Agreement or this Agreement, respectively.

20.3. Amendment. Notwithstanding Article XV, no amendment or repeal of this Article XX that adversely affects the rights of any Indemnified Person under this Article XX with respect to its acts or omissions at any time prior to such amendment or repeal shall apply to any Indemnified Person without its prior written consent.

20.4. Survival. This Article XX shall survive any termination of this Agreement.

ARTICLE XXI

GOVERNING LAW, ETC.

21.1. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

21.2. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 22.4 hereof is reasonably calculated to give actual notice. The provisions of this Section 21.2 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Delaware.

21.3. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 21.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 21.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

21.4. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

ARTICLE XXII

MISCELLANEOUS

22.1. Reimbursement for Transaction Expenses. The Partnership shall reimburse (i) each of the Buller Limited Partners and Management Limited Partners for its reasonable, out-of-pocket expenses incurred in connection with the transactions contemplated by the Purchase Agreement, including reasonable legal fees of one counsel for all the Buller Limited Partners and one counsel for the all of the Management Limited Partners and (ii) each of the TCP Limited Partners and SKM Limited Partners for its reasonable, out-of-pocket expenses incurred in connection with any amendment of or waivers with respect to obligations pursuant to this Agreement.

22.2. Further Assurances. At any time and from time to time after the date of this Agreement, upon the request of the Partnership and at the expense of the Partnership, each Limited Partner shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may reasonably be required to effectuate the provisions of this Agreement.

22.3. General. This Agreement shall be binding upon the executors, administrators, estates, heirs, and legal successors of the Partners and contains the entire contract among the Partners as to the subject matter hereof.

22.4. Notices, etc. All notices and other communications required or permitted hereunder shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile, (iii) sent by nationally-recognized overnight courier, or (iv) sent by registered or certified mail, postage prepaid, in each case, addressed as follows:

If to any Limited Partner, at such address as such Limited Partner shall have furnished to the Partnership and each other Limited Partner in writing as the address to which notices are to be sent hereunder.

If to the Partnership or the General Partner, to it care of:

Norcraft Holdings, L.P.

3020 Denmark Avenue, Suite 100

Eagan, Minnesota 55121

Attention: Mark Buller

Facsimile: (651) 234-3398

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Attention: Daniel S. Evans, Esq.

Facsimile: (617) 951-7050

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) one business day after being sent by nationally-recognized overnight courier or by facsimile after normal business hours and (c) five business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

22.5. Gender and Number. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

22.6. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law. Notwithstanding the foregoing, if any such invalidity or unenforceability shall deprive any party hereto of a material portion of the benefits intended to be provided to such party hereby, the parties shall in good faith seek to negotiate a substitute benefit for such Person, it being understood that it is possible that no such substitute benefit will be able to be so negotiated, in which event the other provisions of this Section 22.6 shall govern.

22.7. Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

22.8. No Third Party Rights. The provisions of this Agreement are for the benefit of the Partnership, the General Partner, the Limited Partners and their Assignees and no other Person, including creditors of the Partnership, shall have any right or claim against the Partnership, any Limited Partner or their Assignees or the General Partner by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

22.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.10. Registered Office/Agent. The registered office required to be maintained by the Partnership in the State of Delaware pursuant to the Act is c/o the Corporation Service Partnership, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Partnership pursuant to the Act is the Corporation Service Partnership, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Partnership may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Partnership.

22.11. Authorized Person. Christopher K. Reilly was designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. From and after October 21, 2003, the General Partner and such other Persons as may be designated from time to time by the General Partnership are authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof which are allowed or required to be filed pursuant to the Act and any other certificates and any amendments or restatements thereof necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

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IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Agreement of Limited Partnership as of the day and year first set forth above.

General Partner:	NORCRAFT GP, L.L.C.

/s/ LEIGH GINTER
	By:	Leigh Ginter
	Title:	Authorized Person

Limited Partners:	SKM NORCRAFT CORP.

/s/ DAVID KIM
	By:	David Kim
	Title:	Authorized Person

TRIMARAN CABINET CORP.

/s/ MICHAEL MASELLI
	By:	Michael Maselli
	Title:	Authorized Person

BULLER NORCRAFT HOLDINGS, L.L.C.

/s/ MARK BULLER
	By:	Mark Buller
	Title:	Authorized Person

MEB NORCRAFT, L.L.C.

/s/ MARK BULLER
	By:	Mark Buller
	Title:	Authorized Person

Limited Partners (cont’d):
/s/ LEIGH GINTER
Leigh Ginter

/s/ JOHN SWEDEEN
John Swedeen

/s/ CARL BOHN
Carl Bohn

/s/ KURT WANNINGER
Kurt Wanninger